UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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First Solar, Inc.

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First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

April 5, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 annual meeting of stockholders of First Solar, Inc. on Wednesday, May 17, 2017 at 12:00 p.m., Eastern Time, which, for the first time, will be a virtual meeting, conducted via live webcast.

The virtual meeting format will allow all of our stockholders the opportunity to participate in the annual meeting no matter where they are located. No physical annual meeting will be held. If you plan to attend the annual meeting virtually on the Internet, please follow the instructions in the “Questions and Answers about the Annual Meeting” section of this proxy statement.

This proxy statement contains important information about participating in the annual meeting, proxy voting, and the business to be conducted at the annual meeting, as does the Notice of Internet Availability of Proxy Materials that has been mailed to each stockholder (each, a “Notice”). Each Notice also describes how you can access this proxy statement and a copy of our 2016 Annual Report to stockholders (the “2016 Annual Report”) on the Internet. We encourage you to read our 2016 Annual Report. It includes our audited consolidated financial statements and information about our operations, markets, and products.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you are a stockholder of record, you may vote on the Internet, or, if you requested to receive printed proxy materials, by telephone or by mailing the proxy card. If you hold your shares beneficially in street name, you may vote on the Internet and as is otherwise provided in the Notice you receive from your broker, bank, or other nominee. Please carefully review the instructions regarding each of your voting options described in this proxy statement and in any Notice you receive from us or your broker, bank, or other nominee.

Sincerely,

Mark R. Widmar
Chief Executive Officer

First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

Notice of Annual Meeting of Stockholders

The 2017 annual meeting of stockholders of First Solar, Inc. will be held on Wednesday, May 17, 2017 at 12:00 p.m., Eastern Time, via live webcast. You will be able to attend the annual meeting online, vote, and submit questions during the meeting by visiting www.meetingcenter.io/257643858. Further information regarding attendance, including how to access the webcast, is set forth in the “Questions and Answers about the Annual Meeting” section of this proxy statement.

The purposes of the annual meeting are as follows:

1.	to elect eleven members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as First Solar, Inc.’s independent registered public accounting firm for the year ending December 31, 2017;

3.	to approve an advisory resolution on executive compensation;

4.	to vote on the frequency of advisory votes on executive compensation; and

5.	to transact such other business as may properly come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above or on any date or dates to which the annual meeting may be adjourned or postponed.

The close of business on March 28, 2017 is the record date for determining stockholders entitled to vote at the annual meeting. Only holders of common stock of First Solar, Inc. as of the record date are entitled to vote on some or all of the matters listed in this notice of annual meeting. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters located at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 during the 10 days prior to the annual meeting. Each Notice is first being mailed to stockholders, and this proxy statement is first being made available to stockholders, on or about April 5, 2017.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul Kaleta
Secretary
April 5, 2017

Your vote is very important

Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in any Notice you receive, in the section entitled “Questions and Answers About the Annual Meeting” beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, in the enclosed proxy card or voting instruction form.

First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of First Solar, Inc., a Delaware corporation (“First Solar,” the “Company,” “we,” “us,” or “our”), for use at the annual meeting of the Company’s stockholders to be held virtually on the Internet on Wednesday, May 17, 2017 commencing at 12:00 p.m., Eastern Time, and at any adjournment or postponement. Instructions on how to attend the annual meeting can be found below in “Questions and Answers about the Annual Meeting – How Can I Attend the Annual Meeting?”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders are being asked to consider and vote upon the following matters:

•	the election of eleven members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017;

•	the approval, on an advisory basis, of the compensation of our named executive officers; and

•	on an advisory basis, the frequency of advisory votes on executive compensation.

The stockholders will also transact any other business that may properly come before the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to again take advantage of the Securities and Exchange Commission’s (the “Commission” or the “SEC”) “notice and access” rules that permit our proxy materials to primarily be provided on the Internet instead of mailing printed copies. This delivery method enables us to provide you with the information you need, while making delivery more efficient and environmentally friendly. In accordance with these rules, we have mailed a Notice to each of our stockholders of record, while stockholders who hold their shares beneficially in street name, as described further below, will receive a separate Notice directly from their broker, bank, or other nominee. Each Notice was first mailed on or about April 5, 2017.

The Notice you receive will provide instructions regarding how you may access our proxy materials and our 2016 Annual Report on the Internet and will also provide instructions regarding how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice you receive. You will not receive a printed copy of the proxy materials unless you specifically request one (or have made such a request in the past).

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most First Solar stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and a Notice was sent directly to you by First Solar. As the stockholder of record, you have the right to attend the annual meeting and vote your shares during the annual meeting. If you will not be attending the annual meeting, you may also vote by granting a proxy over the Internet or, if you requested to receive printed proxy materials, by telephone or by mailing the proxy card, as will be described in the Notice you receive and below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other nominee, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and a Notice was sent to you by your nominee. As the beneficial owner, you are invited to attend and vote your shares during the annual meeting, except that, since a beneficial owner is not the stockholder of record, you may not attend or vote your shares during the annual meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares as will be described in the Notice you receive and below under the heading “How can I attend the annual meeting?”

If you will not be attending the annual meeting, you may vote by granting a proxy over the Internet and as otherwise will be described in the Notice you receive and below under the heading “How can I vote my shares without attending the annual meeting?”

How do I get electronic access to the proxy materials?

The Notice you receive will provide instructions regarding how you may view our proxy materials for the annual meeting and 2016 Annual Report on the Internet. If you are a stockholder of record, the Notice you receive will provide instructions regarding how you may instruct us to send our future proxy materials to you electronically by email, while if you are a beneficial owner of shares in street name you should consult with your broker, bank, or other nominee regarding how to request electronic access to future proxy materials.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors, (2) “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017, (3) “FOR” the advisory vote to approve executive compensation, and (4) for holding the advisory vote on executive compensation every “THREE YEARS” (as opposed to every one year or two years).

Who is entitled to vote?

The record date for the annual meeting is March 28, 2017. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting (whether in person or by proxy). Attendance at the meeting will be limited to such stockholders of record, their proxies, beneficial owners that have obtained a legal proxy from their stockholder of record, and our invited guests.

The Company’s sole outstanding capital stock is its common stock, with a par value of $0.001 per share. Each holder of our common stock is entitled to one vote per share on each matter submitted at the annual meeting. At the close of business on the record date there were 104,274,156 shares of our common stock outstanding and eligible to vote at the annual meeting.

How can I attend and vote at the annual meeting?

Stockholders of record at the close of business on March 28, 2017 will be able to attend the virtual meeting, vote, and submit questions during the annual meeting by visiting www.meetingcenter.io/257643858 at the meeting date and time. We encourage you to access the annual meeting prior to the start time. Online access will begin at 11:30 a.m., Eastern Time. The two items of information needed to access the live webcast of the annual meeting from the website are the following:

Username: the 15-digit control number located in the shaded bar on the Notice you receive or on the proxy card.
Meeting password: FSLR2017

Have the Notice you received or proxy card in hand when you access the website and then follow the instructions. If you are a stockholder of record, you are already registered for the annual meeting. If you hold your shares beneficially in street name you must register in advance to attend the annual meeting, vote, and submit questions. To register in advance you must obtain a legal proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to:

Computershare
First Solar Legal Proxy
P.O. Box 43001
Providence, RI 2940-3001

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 9, 2017. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Stockholders of record and holders in street name who duly registered to attend the annual meeting will be able to vote their shares and submit questions at any time during the meeting by following the instructions on the website above.

If you have technical difficulties or trouble accessing the virtual meeting at any time after online access commences at 11:30 a.m., Eastern Time, on the date of the annual meeting, please access the support link provided.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice you receive, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may vote by proxy over the Internet by following the instructions provided in the Notice you receive and as is otherwise provided in such Notice.

Can I change my vote after I submit my proxy?

Yes, you may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to First Solar’s Corporate Secretary at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 prior to your shares being voted, or by attending the annual meeting and voting. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold shares beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee in accordance with the instructions they provide for such purpose, or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares, by attending the annual meeting and voting.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the total voting power of the outstanding shares of capital stock entitled to vote at the annual meeting on the record date will constitute a quorum. In accordance with Delaware law, the board of directors has authorized that the annual meeting be held via virtual meeting and accordingly stockholders and proxy holders virtually attending the annual meeting will be deemed present in person for purposes of determining the presence of a quorum. Both “abstentions” and “broker non-votes” (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the chairman of the annual meeting may adjourn the annual meeting until a quorum is present.

What is the voting requirement to approve each of the proposals?

Pursuant to our bylaws, in uncontested elections of directors each nominee is to be elected by the affirmative vote of a majority of the votes cast with respect to such nominee’s election. A person shall be considered to have received a majority of the votes cast with respect to such person’s election only if the number of votes cast “FOR” such person’s election exceeds the number of votes cast “AGAINST” such person’s election, with “abstentions” and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” such person’s election. You may not accumulate your votes for the election of directors. If an incumbent director receives less than a majority of votes cast with respect to his or her election, such director shall promptly tender his or her resignation to the chairman of the board for consideration by the nominating and governance committee. See “Directors – Majority Vote Standard” below for more information regarding majority voting in uncontested elections of directors.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of holders of a majority of the stock represented and voting on such question.

The preference of the stockholders with respect to the approval, on an advisory basis, of the compensation of our named executive officers will be determined based on the choice (“FOR” or “AGAINST”) receiving the greatest number of votes. The advisory vote on executive compensation is not binding upon the board of directors. However, the board of directors and compensation committee will take into account the outcome of the advisory vote when considering future executive compensation arrangements.

The preference of the stockholders with respect to the advisory vote on the frequency of future advisory votes on executive compensation will be determined based on the choice (every one year, two years, or three years) receiving the greatest number of votes. The advisory vote on the frequency of future advisory votes on executive compensation is not binding on the board of directors. However, the board of directors and compensation committee will take into account the outcome of the advisory vote when considering the future frequency of advisory votes on executive compensation. Notwithstanding its recommendation and the outcome of the stockholder advisory vote, the board of directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis, subject to applicable law, and may vary its practice regarding such advisory votes based on factors including discussions with stockholders and the adoption of material changes to our compensation programs.

If you hold shares beneficially in street name and do not provide your broker, bank, or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, advisory votes on executive compensation, or advisory votes on the frequency of advisory votes on executive compensation if they have not received specific instructions from their clients. For your vote to be counted on these matters, you will need to communicate your voting decisions to your bank, broker, or other nominee before the date of the annual meeting or obtain a legal proxy to attend and vote at the annual meeting.

“Abstentions” and “broker non-votes” will not be counted as a vote cast for purposes of any proposal, thus, neither “abstentions” nor “broker non-votes” will affect the outcome of any matter being voted on at the annual meeting, assuming that a quorum is obtained. If you are a stockholder of record and complete a valid proxy without indicating your voting preference for any or all of the four proposals, the proxy holders will vote your shares in favor of the board of directors’ recommendations with respect to such proposals.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to stand for election. If a substitute nominee is selected to stand for election, the proxy holders will vote your shares with respect to the substitute nominee in accordance with the voting instructions received for the original nominee unless you change your vote as described above.

Who pays for the costs of soliciting proxies?

We will reimburse brokerage firms, banks, and other nominees for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers, and associates (which is our term for employees and is used throughout this proxy statement to mean employees) of the Company may solicit proxies personally, by telephone, or by electronic communication, without additional compensation.

How do I obtain more information about the Company?

A copy of our 2016 Annual Report is available on the website http://www.edocumentview.com/fslr. Our Annual Report on Form 10-K for the year ended December 31, 2016 is also available on our investor relations website at http://investor.firstsolar.com under “SEC Filings.” You may also obtain, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016 by writing to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281; Email: investor@firstsolar.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2017

This proxy statement and our 2016 Annual Report are available at http://www.edocumentview.com/fslr.

A Note About the Company Website

Although we include references to our website (www.firstsolar.com) throughout this proxy statement, information that is included on our website is not incorporated by reference into, and is not a part of, this proxy statement. Our website address is included as an inactive textual reference only.

We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures will typically be included within the Investor Relations section of our website. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings, and public conference calls and webcasts.

CORPORATE GOVERNANCE

We have adopted corporate governance guidelines that address the governance activities of the board of directors and include criteria for determining the independence of its members. These guidelines are in addition to the requirements of the Commission and The NASDAQ Stock Market LLC (“NASDAQ”). The guidelines also include requirements for the standing committees of the board of directors, responsibilities for board members, and the annual evaluation of our board’s and its committees’ effectiveness. The corporate governance guidelines are available on our website at www.firstsolar.com under “Investors – Corporate Governance.” At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

Independence

The board of directors has determined that the following directors are “independent” as required by the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the listing standards of NASDAQ, and our corporate governance guidelines (collectively, the “Independence Criteria”): Sharon L. Allen, Richard D. Chapman, George A. (“Chip”) Hambro, Craig Kennedy, James F. Nolan, William J. Post, J. Thomas Presby, Paul H. Stebbins, and Michael Sweeney. The board of directors has also concluded that the members of each of the audit, compensation, and nominating and governance committees are “independent” in accordance with the Independence Criteria and such other laws and regulations as may be applicable to those committees in accordance with their charters.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all directors and associates, including our chairman, chief executive officer, chief financial officer, other directors and executive officers, and all of our associates in the global organization. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all directors and associates. The code of business conduct and ethics is posted on our website at www.firstsolar.com under “Investors – Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the code of business conduct and ethics with respect to any director or executive officer will be posted on our website.

Board of Directors Composition

The board of directors is currently composed of eleven directors: nine independent directors and two non-independent directors, our chairman of the board and our chief executive officer.

Board of Directors Leadership Structure

The board’s current leadership structure separates the positions of chairman and chief executive officer. Although the roles of chief executive officer and chairman of the board are currently separated, the board of directors has not adopted a formal policy regarding leadership structure and instead believes that the right structure should be based on the needs and circumstances of the Company, its board, and its stockholders at a given point in time, and that the board of directors should remain adaptable to shaping the leadership structure as those needs change. In 2012, the board of directors determined that the current structure, with the role of chief executive officer and chairman of the board separated, is appropriate under Company-specific circumstances.

The Board’s Role in Risk Oversight

We have a comprehensive risk management process in which management is responsible for identifying and managing the Company’s risks, and the board of directors and its committees provide oversight in connection with these efforts. Risks are identified, assessed, and managed on an ongoing basis and communicated to management during periodic management meetings or otherwise as appropriate. Existing and potential material risks are addressed during periodic senior management meetings, resulting in both board and committee discussions and public disclosure, as appropriate. Further, risk assessment is embedded in our business decision making, business planning, and strategic planning.

The board of directors is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The board of directors administers this risk oversight function either through the full board or through one of its five standing committees, each of which examines various components of the Company’s enterprise risks as part of its responsibilities. The full board reviews enterprise-wide strategic risks and certain other higher risk areas on a regular basis. An overall review of risk is inherent in the board’s consideration of our long-term strategies and in the transactions and other matters presented to the board of directors, including capital expenditures, manufacturing capacity expansions, acquisitions, and significant financial matters. The audit committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning system implementation, and foreign currencies), legal and compliance risks, and other risk management functions. The compensation committee considers risks related to the attraction and retention of talent (including management succession planning) and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The nominating and governance committee considers risks related to corporate governance practices. The project development committee considers risks related to our project development, project selling, and related project finance activities. The technology committee considers risks related to our products (such as product warranties and product quality and reliability matters) and to our ability to achieve the targets in our product and technology roadmaps.

Management regularly reports on risk-related matters to the board of directors or the relevant committee thereof. Management presentations containing information regarding risks and risk management initiatives are given throughout the year in connection with quarterly and special board and committee meetings as well as other communications as needed or as requested by the board of directors or committees. In addition, our director of internal audit reports to the audit committee at least once per year and has open access to the chair of the audit committee.

Policy Regarding Hedging of Company Securities

Our Insider Trading Policy prohibits its directors and all associates, including all executive officers, from engaging in any short sales with respect to Company securities; buying or selling puts, calls, or derivatives on Company securities; and purchasing Company securities on margin.

Share Ownership Requirements

We remain committed to reviewing and tracking the implementation of share ownership guidelines pursuant to which our executive officers and non-associate directors are required to achieve shareholdings equal to three times their annual base salary or annual retainer, as applicable, and, in the case of our chief executive officer, six times his annual base salary. Under the guidelines, executives and directors have five years to obtain the required ownership levels.

Committee Composition

We have five standing committees of the board of directors: the audit committee, the compensation committee, the nominating and governance committee, the project development committee, and the technology committee. The committee membership and meetings during 2016 and the function of each of the committees are described below.

During 2016, the board of directors held seven board meetings. Each director attended at least 75% of the aggregate of all board of directors meetings and committee meetings for the committees on which he or she serves.

The following is a list of all directors and the committees on which the directors served as of March 28, 2017:

Board of Directors Member	Audit Committee	Compensation Committee	Nominating and Governance Committee	Project Development Committee	Technology Committee
Michael J. Ahearn	—	—	—	—	Member
Sharon L. Allen	Chair	—	—	—	Member
Richard D. Chapman	—	Member	—	—	—
George A. (“Chip”) Hambro	—	—	—	—	Chair
Craig Kennedy	Member	—	—	Member	—
James F. Nolan	—	—	—	—	Member
William J. Post	—	Member	—	Chair	—
J. Thomas Presby	Vice Chair	—	Member	Member	—
Paul H. Stebbins	Member	Member	Chair	Member	—
Michael Sweeney	—	Chair	Member	—	—
Mark R. Widmar	—	—	—	—	—

Audit Committee

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board of directors the results of these activities, including reviewing the systems of internal controls established by management, our audit and compliance process, and financial reporting filings. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, considers whether any non-audit services provided by the independent registered public accounting firm conflict with the independence of such independent registered public accounting firm, participates in the selection of the new lead engagement partner of the independent registered public accounting firm in conjunction with the mandatory rotation of the lead engagement partner, and reviews the independence of the independent registered public accounting firm. During 2016, the audit committee held eight meetings.

Sharon L. Allen (Chair), J. Thomas Presby (Vice Chair), Craig Kennedy, and Paul H. Stebbins serve on our audit committee. Each member of the audit committee meets the standards for financial knowledge for companies listed on NASDAQ. In addition, the board of directors has determined that Ms. Allen and Mr. Presby are qualified as audit committee financial experts within the meaning of Commission regulations.

The audit committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the audit committee’s charter is available on our website at www.firstsolar.com under “Investors – Corporate Governance.”

Compensation Committee

The compensation committee reviews and recommends compensation and benefit plans for our officers and directors, including non-associate directors, reviews the base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to compensation for each executive officer, including our chief executive officer, administers our incentive compensation program for key executive and management associates, and reviews at least annually the benefits strategy related to benefits for all associates. During 2016, the compensation committee held seven meetings. In 2016, as in prior years, the compensation committee directly engaged Compensation Strategies, Inc. (“Compensation Strategies”), an independent compensation consulting firm, to provide data related to the compensation practices of a peer group and comparative analysis of our compensation practices as compared to such peer group companies. The compensation committee reviews the information provided by Compensation Strategies and analyzes overall compensation to ensure that subjective factors such as responsibilities, positions, individual performance, and other similar conditions are recognized, and also considers information and recommendations from management regarding past, present, and future compensation of our executive officers under various payment scenarios. For further discussion of the nature and scope of the independent compensation consultant’s assignment, see “Compensation Discussion and Analysis – Compensation Committee Practices – Review of Peer Company Data.”

Pursuant to its charter, the compensation committee has implemented a number of safeguards to ensure that Compensation Strategies provides the compensation committee with independent and objective advice, including through directly retaining Compensation Strategies, having the sole authority to terminate Compensation Strategies, and determining the terms and conditions of Compensation Strategies’ engagement, including the fees charged. The compensation committee also considers the independence of its advisors, including Compensation Strategies, annually on the basis of the following six independence factors under the listing standards of NASDAQ and in accordance with Rule 10C-1(b)(4) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and solicits information on these factors in annual certifications from its advisors:

•	whether the advisor provides other services to the Company;

•	the amount of fees received from the Company as a percentage of the advisor’s total revenue;

•	whether the advisor has policies and procedures designed to prevent a conflict of interest;

•	whether a business relationship exists between the advisor and any member of the compensation committee or management;

•	whether a personal relationship exists between the advisor and any member of the compensation committee or management; and

•	whether the advisor owns Company stock.

During 2016, the compensation committee conducted an independence analysis of the relationship of Compensation Strategies to the Company, including a review of potential conflicts of interest, and concluded that Compensation Strategies was independent and no such conflicts existed.

Michael Sweeney (Chair), Richard D. Chapman, William J. Post, and Paul H. Stebbins serve on our compensation committee.

The compensation committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the compensation committee’s charter is available on our website at www.firstsolar.com under “Investors – Corporate Governance.”

None of the members of our compensation committee has been an executive officer or associate of the Company during our last completed fiscal year. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Nominating and Governance Committee

The nominating and governance committee reviews the composition and performance of the board of directors and its committees and leads the process to assess their performance, assesses candidates for appointment to the board, and recommends to the board whether such candidates should stand for election at the next meeting of stockholders. During 2016, the nominating and governance committee held five meetings.

Paul H. Stebbins (Chair), J. Thomas Presby, and Michael Sweeney serve on our nominating and governance committee.

The nominating and governance committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the nominating and governance committee’s charter is available on our website at www.firstsolar.com under “Investors – Corporate Governance.”

Director nominees are recommended by the nominating and governance committee for selection by the board of directors. In considering new nominees for the board of directors, the nominating and governance committee considers qualified and diverse individuals who, if added to the board of directors, would provide the mix of director characteristics, experience, perspectives, and skills appropriate for the Company. In accordance with the corporate governance guidelines adopted by the board of directors and the nominating and governance committee charter, criteria for selection of candidates include, but are not limited to: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background, perspective and experience in such areas as business, technology, finance and accounting, marketing, government relations, and other disciplines relevant to our business; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings.

As indicated by these criteria, the nominating and governance committee does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify qualified and diverse nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service at the Company. The effectiveness of this approach is evidenced by the directors’ participation in the insightful and robust deliberation that occurs at board and committee meetings and in shaping the agendas for those meetings. The board of directors and the nominating and governance committee will continue to monitor the effectiveness of their approach through assessing the results of any new director search efforts and through the board’s and the nominating and governance committee’s self-evaluation processes in which directors discuss and evaluate the composition and functioning of the board of directors and its committees.

The board of directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that, as of March 28, 2017, Lukas T. Walton controlled approximately 22% of our outstanding common stock and his vote has a significant influence on whether any director nominee recommended by the board of directors or a security holder is elected to the board of directors. However, security holders can recommend a prospective nominee for the board of directors as described below. There have been no recommended nominees from security holders.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by our Corporate Secretary not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, such recommendation must be received by our Corporate Secretary not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

Stockholders may contact our Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281 for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making stockholder proposals.

Project Development Committee

The project development committee oversees our project development, project selling, and related project finance activities. During 2016, the project development committee held four meetings.

William J. Post (Chair), Craig Kennedy, J. Thomas Presby, and Paul H. Stebbins serve on our project development committee.

The project development committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the project development committee’s charter is available on our website at www.firstsolar.com under “Investors – Corporate Governance.”

Technology Committee

The technology committee oversees our product and technology-related strategies, processes, and programs. During 2016, the technology committee held four meetings.

George A. (“Chip”) Hambro (Chair), Michael J. Ahearn, Sharon L. Allen, and James F. Nolan serve on our technology committee.

The technology committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the technology committee’s charter is available on our website at www.firstsolar.com under “Investors – Corporate Governance.”

Stockholder Communications with Directors

A stockholder who wishes to communicate directly with the board of directors, a committee of the board, or an individual director regarding matters related to First Solar should send the communication to:

First Solar, Inc.
Attn: Corporate Secretary
350 West Washington Street
Suite 600
Tempe, Arizona 85281

We will forward stockholder correspondence about First Solar to the board of directors, committee, or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Attendance at Stockholder Meetings

We do not have a policy on directors attending the annual stockholders’ meetings. Last year’s annual stockholders’ meeting was held on May 18, 2016 in Phoenix, Arizona and was attended by one director.

DIRECTORS

Members of the board of directors are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successors have been elected and qualified. The following information provided with respect to the principal occupation, affiliations, and business experience during the last five years for each of the members of the board of directors has been furnished to us by such members.

The name and certain information regarding each director of the Company are set forth below as of March 28, 2017. There are no family relationships among directors or executive officers of the Company. Each of the following persons has been nominated by the board of directors for election at the annual meeting. In concluding that each of the following individuals should continue to serve as a director, the board of directors considered such person’s qualifications as described below and determined that each such person would continue to provide the contributions to the board of directors as specified below.

Name	Age	Current Position with First Solar	Director Since
Michael J. Ahearn	60	Chairman of the Board	2000
Sharon L. Allen	65	Director	2013
Richard D. Chapman	63	Director	2012
George A. (“Chip”) Hambro	53	Director	2012
Craig Kennedy	65	Director	2007
James F. Nolan	85	Director	2003
William J. Post	66	Director	2010
J. Thomas Presby	77	Director	2006
Paul H. Stebbins	60	Director	2006
Michael Sweeney	59	Director	2003
Mark R. Widmar	51	Chief Executive Officer and Director	2016	(1)

(1)	Mr. Widmar was elected to the board of directors effective July 1, 2016 by unanimous resolution of the board of directors and is a nominee for election by the stockholders at the annual meeting.

Michael J. Ahearn, Chairman of the Board, Technology Committee. Mr. Ahearn previously served as the Company’s chief executive officer from August 2000 to September 2009; interim chief executive officer from October 2011 to May 2012; executive chairman from October 2009 to December 2010 and May 2012 to July 2012; and non-executive chairman from January 2011 to October 2011 and July 2012 to present. Mr. Ahearn is currently Chairman and Managing Partner of True North Venture Partners, L.P., a venture capital firm he launched in 2011 to invest primarily in early stage companies in the energy, water, agriculture, and waste sectors. Prior to First Solar, he was partner and president of an equity investment firm, JWMA (formerly True North Partners, LLC). Prior to joining JWMA, Mr. Ahearn practiced law as a partner in the firm of Gallagher & Kennedy. Mr. Ahearn currently serves as a member of the Board of Directors of Cox Enterprises, Inc.; a member of the Board of Directors of Endeavor Global, Inc.; and a member of the Global Advisory Board of Beijing Climate Policy Initiative. Mr. Ahearn holds a B.A. in Finance and a J.D. from Arizona State University. During his tenure as chief executive officer of First Solar, Mr. Ahearn led the development and expansion of First Solar from a small privately-held company to a successful multinational industry-leading public company; his experience and insights are critical assets to the board of directors.

Sharon L. Allen, Chair, Audit Committee; Technology Committee, was elected a director of First Solar in July 2013. Ms. Allen served as U.S. Chairman of Deloitte LLP from 2003 to 2011, retiring from that position in May 2011. Ms. Allen was also a member of the Global Board of Directors, Chair of the Global Risk Committee, and U.S. Representative of the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to May 2011. Ms. Allen worked at Deloitte for nearly 40 years in various leadership roles, including partner and regional managing partner, and was previously responsible for audit and consulting services for a number of Fortune 500 and large private companies. Ms. Allen is currently an independent director of Bank of America Corporation, serving as Chair of the Audit Committee and a member of the Corporate Governance Committee. Ms. Allen serves on the board of a food and drug retailer seeking to become a public company under the name Albertsons Companies, Inc. A Certified Public Accountant (inactive), Ms. Allen holds a B.S. in accounting and received an honorary doctorate in administrative sciences from the University of Idaho. Ms. Allen’s deep accounting experience and overall leadership experience from a nearly 40-year career with Deloitte, together with her public company audit committee experience, are valuable resources for the Company, particularly in her roles as chair of the audit committee and audit committee financial expert and in the areas of financial reporting, corporate governance, risk management, and overall management of large, complex businesses.

Richard D. Chapman, Compensation Committee, was elected a director of First Solar in May 2012. Mr. Chapman serves as the Chief Financial Officer of Walton Enterprises, Inc., where he has worked since 1983. In this capacity, Mr. Chapman oversees all aspects of the Walton Family Office in Arkansas. Mr. Chapman currently serves on the boards of directors of the Arvest Bank Group, the holding company for a diversified financial services company; the University of Arkansas Foundation Board, where he serves on the Executive and Finance Committees; the Razorback Foundation, where he is a member of the Investment Committee; and the Fayetteville Campus Foundation of the University of Arkansas. Mr. Chapman also serves on the boards of directors of the Crystal Bridges Museum of American Art, where he sits on the Executive and Investment Committees; and the Walton Family Charitable Support Foundation. Mr. Chapman was previously a member of the Board of Managers of First Solar Holdings, LLC prior to the Company going public and JWMA (formerly True North Partners, LLC), an equity investment firm. Prior to joining Walton Enterprises, Mr. Chapman worked from 1976 to 1983 in London, England and Little Rock, Arkansas, for the accounting firm PricewaterhouseCoopers LLP. A Certified Public Accountant (inactive), Mr. Chapman holds a B.S.B.A. in Accounting from the University of Arkansas. Mr. Chapman’s background in accounting and finance, as well as his many years of experience as a corporate officer, are valuable resources to the board and the Company.

George A. (“Chip”) Hambro, Chair, Technology Committee, was elected a director of First Solar in May 2012. Mr. Hambro previously held various positions at First Solar from June 2001 through June 2009, including serving as Chief Operating Officer from February 2005 through May 2007. Prior to joining First Solar, he held the positions of Vice President of Engineering & Business Development for Goodrich Aerospace from May 1999 to June 2001 and Vice President of Operations for ITT Industries from February 1997 to May 1999. In previous years, Mr. Hambro has been a director of both the Toledo Zoo and Imagination Station, Toledo’s children’s science museum. Mr. Hambro currently serves on the Board of Directors of View, Inc., a developer of next-generation green building solutions designed to improve energy efficiency, Staq Energy, a grid battery storage company, and Aquahydrex, which is developing and commercializing low cost hydrogen production technologies. Mr. Hambro graduated from the University of California at Berkeley with a B.A. in Physical Science (Applied Physics). Mr. Hambro provides the board with substantial experience in research and development, engineering, manufacturing, and general business matters, obtained through his work at First Solar and other companies throughout his career.

Craig Kennedy, Audit Committee, Project Development Committee, was elected a director of First Solar in September 2007. From 1995 to 2014, Mr. Kennedy was president of the German Marshall Fund, an independent American organization created in 1972 as a permanent memorial to the Marshall Plan. The German Marshall Fund sponsors a wide range of programs related to foreign, economic, immigration, and environmental policy, and it operates a number of political exchanges between the United States and Europe with a special emphasis on Germany. Mr. Kennedy began his career in 1980 as a program officer at the Joyce Foundation in Chicago. Mr. Kennedy was president of the Joyce Foundation between 1986 and 1992, where he built the Foundation’s environmental program and launched a new program on U.S. immigration policy. Mr. Kennedy left the Joyce Foundation to work for Richard J. Dennis, a Chicago investor and philanthropist. During this same period, Mr. Kennedy created a consulting firm working with nonprofit and public sector clients. Mr. Kennedy was audit committee chair of the Invesco Van Kampen Closed-End-Funds from 1999 to 2014. He also serves on the Advisory Board of True North Venture Partners, L.P. Mr. Kennedy holds a B.A., an M.A., and an MBA from the University of Chicago. Mr. Kennedy’s deep public policy experience and global perspective are valuable resources to the Company, as our business is impacted by public policy issues on a global scale.

James F. Nolan, Technology Committee, was elected a director of First Solar in February 2003. Mr. Nolan served as the vice president of operations of Solar Cells, Inc., the predecessor to First Solar, and was responsible for research, development, and manufacturing operations. He designed and built early prototype equipment for First Solar’s pilot manufacturing line and led the team that developed the process for producing large area thin-film cadmium telluride solar modules. Mr. Nolan worked as a part-time consultant for First Solar from November 2000 until March 2007. Mr. Nolan has over 35 years of experience in physics, engineering, research and development, manufacturing, and process design with companies such as Westinghouse, Owens Illinois, Glasstech, and Photonics Systems. Mr. Nolan holds more than 10 patents in areas of flat panel electronic displays and photovoltaic (“PV”) devices and processes. Mr. Nolan earned his B.S. in Physics from the University of Scranton (Pennsylvania) and a PhD in Physics from the University of Pittsburgh. Mr. Nolan provides the board with extensive experience in engineering, research and development, manufacturing, and process design, obtained through his work at the predecessor to First Solar and other companies throughout his career.

William J. Post, Chair, Project Development Committee; Compensation Committee, was elected a director of First Solar in June 2010. Mr. Post retired as chairman and chief executive officer of Pinnacle West Capital Corporation (“Pinnacle West”) in April 2009, and he retired from the Board of Directors of Pinnacle West in May 2010. He joined Arizona Public Service (the largest subsidiary of Pinnacle West and the largest electric utility in Arizona) in 1973 and held various officer positions at Arizona Public Service beginning in 1982 including: vice president and controller, vice president of finance and regulation, chief operating officer, president and chief executive officer. He became president of Pinnacle West in 1997, chief executive officer in 1999, and chairman of the board in 2001. Mr. Post joined the board of Arizona Public Service in 1995 and the board of Pinnacle West in 1997. Mr. Post is chairman of the Translational Genomics Research Institute and chairman of the Arizona State University Foundation, where he received a Bachelor of Science Degree in 1973. He also serves as a director of Blue Cross Blue Shield of Arizona and City of Hope. He has served in the past as chairman of Swift Transportation Company, Suncor Development Company, Stagg Information Systems, Nuclear Assurance Corporation, Nuclear Electric Insurance Limited, the Institute of Nuclear Power, Camelback Community Bank, and El Dorado Investment Company. He also served as a Director of Phelps Dodge Corporation from 2001 to 2007 and U.S. Airways from 2011 to 2013. Mr. Post brings to the board executive-level utility-sector experience, including a deep understanding of the utility sector within the southwestern United States, a key market for the Company’s systems business.

J. Thomas Presby, Vice Chair, Audit Committee; Nominating & Governance Committee; Project Development Committee, was elected a director of First Solar in August 2006. Mr. Presby retired in 2002 after a 30-year career as a partner at Deloitte Touche Tohmatsu. At Deloitte, he held many positions in the United States and abroad, including Global Deputy Chairman and Chief Operating Officer. Currently, Mr. Presby is a director of World Fuel Services Corporation (“World Fuel”), where, after previously chairing the audit committee for over 10 years, he serves as Lead Director. He is also a board member of the New York Chapter of the National Association of Corporate Directors (“NACD”). In addition, Mr. Presby previously served as director and audit committee chair of Invesco Ltd., Tiffany & Co., Practice Works Inc., TurboChef Technologies, American Eagle Outfitters, ExamWorks Group, Inc., and as a director of Greenpoint Financial Corp. He previously served as a trustee of Rutgers University and Montclair State University (N.J.), and as a director and chairman of the audit committee of the German Marshall Fund. Mr. Presby received a B.S. in electrical engineering from Rutgers University and an MBA degree from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a certified public accountant in New York and Ohio, and a holder of the NACD Certificate of Director Education. He was named by the NACD as one of the “Top 100” directors of 2011. Mr. Presby’s experience as an audit committee chair for multiple public companies, together with his 30-year career with Deloitte, provide a strong background for his roles as vice chair of the audit committee and audit committee financial expert.

Paul H. Stebbins, Chair, Nominating & Governance Committee; Audit Committee; Compensation Committee; Project Development Committee, was elected a director of First Solar in December 2006. Mr. Stebbins has served as chairman emeritus and as a non-employee director of World Fuel since January 2015. Previously, Mr. Stebbins served as the chairman and chief executive officer of World Fuel from July 2002 to January 2012 and as executive chairman from January 2012 to May 2014. He has served as a director of World Fuel since June 1995. Between July 2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995. Mr. Stebbins served for many years as a member of the Business Round Table, an influential association of chief executive officers of leading U.S. companies, and currently serves as a member of the Energy Security Leadership Council of S.A.F.E. (Securing America’s Future Energy) and as a member of the Leadership Council of the Fix the Debt Campaign founded by Erskine Bowles and Sen. Alan Simpson. Mr. Stebbins brings to the board significant CEO-level experience in managing a large global energy-related publicly traded company.

Michael T. Sweeney, Chair, Compensation Committee; Nominating & Governance Committee, was elected a director of First Solar in July 2003. Mr. Sweeney has served as President and Chief Executive Officer of Steinway Musical Instruments, Inc. from October 2011 until August 2016, director since April 2011, and chairman of the board from July 2011 through September 2013. Mr. Sweeney served as chairman of the board of Star Tribune Media Holdings, the holding company for the Minneapolis Star Tribune, from September 2009 to September 2014, and has served as a director of Carlson Companies, Inc. Mr. Sweeney served as managing partner in Goldner Hawn Johnson & Morrison, Inc., a private equity firm, from 2001 through 2008. He had previously served as president of Starbucks Coffee Company (UK) Ltd. in London and held various operating management and corporate finance roles. Mr. Sweeney’s background in investment banking and private equity, as well as his operating company business acumen, are valuable resources to the board and the Company, particularly with respect to the board’s consideration of compensation and financial matters and strategic investments.

Mark R. Widmar was appointed Chief Executive Officer in July 2016. He joined First Solar in April 2011 as Chief Financial Officer and served as First Solar’s Chief Accounting Officer from February 2012 through June 2015. Mr. Widmar also serves as a director on the board of the general partner of 8point3 Energy Partners LP, the joint yieldco formed by First Solar and SunPower Corporation in 2015 to own and operate a portfolio of selected solar generation assets. From March 2015 to June 2016, Mr. Widmar served as the Chief Financial Officer of the general partner of 8point3 Energy Partners LP. Prior to joining First Solar, Mr. Widmar served as Chief Financial Officer of GrafTech International Ltd., a leading global manufacturer of advanced carbon and graphite materials, from May 2006 through March 2011. Prior to joining GrafTech, Mr. Widmar served as Corporate Controller of NCR Inc. from 2005 to 2006, and was a Business Unit Chief Financial Officer for NCR from November 2002 to his appointment as Controller. He also served as a Division Controller at Dell, Inc. from August 2000 to November 2002 prior to joining NCR. Mr. Widmar also held various financial and managerial positions with Lucent Technologies Inc., Allied Signal, Inc., and Bristol Myers/Squibb, Inc. He began his career in 1987 as an accountant with Ernst & Young. Mr. Widmar holds a Bachelor of Science in Business Accounting and a Masters of Business Administration from Indiana University. As an experienced financial executive and chief executive officer of First Solar, Mr. Widmar plays an essential role at the board level in providing CEO-level visibility into the management and operations of First Solar.

Majority Vote Standard

The board of directors adopted in February 2016 a majority vote standard in connection with uncontested elections of directors, as set forth in our bylaws.

In an uncontested election of directors, each candidate is to be elected by a majority of the votes cast with respect to such candidate’s election. With respect to any candidate in an uncontested election who is an incumbent director, such director shall promptly tender his or her resignation to the chairman of the board for consideration by the nominating and governance committee if he or she receives less than a majority of votes cast with respect to his or her election. No later than 90 days following the receipt of any such tendered resignation, (A) the board of directors shall, taking into account any recommendation by the nominating and governance committee, take formal action with respect thereto (which action may include accepting or rejecting such tendered resignation, or taking other action considered appropriate) and (B) the Company shall publicly disclose the board’s decision and, in the event that the board does not accept such tendered resignation, the rationale for such decision. The nominating and governance committee and the board of directors, in making any recommendation or decision, respectively, relating such tendered resignation may consider any factors or other information they consider appropriate or relevant.  As used in this proxy statement, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of board seats open for election, and a person shall be considered to have received a majority of the votes cast with respect to such person’s election only if the number of votes cast “for” such person’s election exceeds the number of votes cast “against” such person’s election, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” such person’s election.

NON-ASSOCIATE DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the board of directors. When reviewing non-associate director compensation, we are guided by three goals, as provided in our Corporate Governance Guidelines: (i) compensation should fairly pay directors for work required for a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our stockholders; and (iii) the structure of the compensation should be clearly disclosed to our stockholders. The table below summarizes our 2016 non-associate director compensation.

2016 Non-Associate Director Compensation
(Paid in equal quarterly installments)
Annual Retainer	+$100,000 cash and $160,000 stock
Additional Chair Retainers
Non-Executive Board Chair	+$50,000 cash and $75,000 stock
Audit Committee Chair	+$35,000 cash
Compensation Committee Chair	+$25,000 cash
Other Committee Chairs	+$10,000 cash

Cash Compensation

The annual cash compensation for our non-associate directors is $100,000 plus an additional $50,000 for the non-executive chairman of the board, an additional $35,000 for the chairman of our audit committee, an additional $25,000 for the chairman of our compensation committee, and an additional $10,000 for each of the other three committee chairs. All such cash compensation is payable quarterly in four equal installments.

Equity Compensation

The annual equity compensation for our non-associate directors is a $160,000 fully vested stock grant plus an additional annual $75,000 fully vested stock grant for the non-executive chairman of the board. All such annual equity compensation is granted quarterly in four equal installments. With respect to such quarterly stock grants, our practice is to issue the stock to our non-associate directors at the end of the quarter. Our practice is not to time the grant date of these awards to take advantage of announcements of undisclosed material facts, and we do not take into account any internal “black outs,” during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, without regard to whether they are in possession of undisclosed material facts or whether any undisclosed material facts could be perceived as potentially positive or negative.

Other

We reimburse all non-associate directors for reasonable and necessary expenses they incur in performing their duties as our non-associate directors. We do not provide our non-associate directors with perquisites.

In 2015, Compensation Strategies, our independent compensation consultant, performed a market study for our non-associate director compensation. Based on the results of the study, on July 29, 2015, the board of directors approved an increase in director compensation reflected in the amounts described above, which became effective on January 1, 2016.

Non-Associate Director Compensation Table

The following table sets forth information with respect to compensation earned by our non-associate directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Michael J. Ahearn	150,000		235,091	385,091
Sharon L. Allen	135,000	(3)	160,119	295,119
Richard D. Chapman	100,000		160,119	260,119
George A. (“Chip”) Hambro	110,000	(3)	160,119	270,119
Craig Kennedy	100,000		160,119	260,119
James F. Nolan	100,000		160,119	260,119
William J. Post	110,000	(3)	160,119	270,119
J. Thomas Presby	100,000		160,119	260,119
Paul H. Stebbins	110,000	(3)	160,119	270,119
Michael Sweeney	125,000	(3)	160,119	285,119

(1)
The amounts in this column represent the aggregate grant date fair value of fully vested common stock granted during the year ended December 31, 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Stock Compensation (“ASC Topic 718”).

(2)
The following describes the shares issued to each non-associate director for service during the quarters ended on March 31, June 30, September 30, and December 31, 2016. On March 31, 2016, 585 shares were issued to each non-associate director (other than Mr. Ahearn) and 859 shares were issued to Mr. Ahearn, in each case at a market price of $68.47 per share as of that date. The grant date fair value of these shares was $40,055 and $58,816, respectively. On June 30, 2016, 826 shares were issued to each non-associate director (other than Mr. Ahearn) and 1,212 shares were issued to Mr. Ahearn, in each case at a market price of $48.48 per share as of that date. The grant date fair value of these shares was $40,044 and $58,758, respectively. On September 30, 2016, 1,013 shares were issued to each non-associate director (other than Mr. Ahearn) and 1,488 to Mr. Ahearn in each case at a market price of $39.49 per share as of that date. The grant date fair value of these shares was $40,003 and $58,761, respectively. On December 31, 2016, 1,247 shares were issued to each non-associate director (other than Mr. Ahearn) and 1,831 shares were issued to Mr. Ahearn, in each case at a market price of $32.09 per share as of that date. The grant date fair value of these shares was $40,016 and $58,757, respectively. The dollar values of the stock awards do not equal exactly $40,000 or $58,750 per quarter due to the fact that we issue whole shares and not fractional shares to our non-associate directors.

(3)
The chairs of the nominating and governance, project development, and technology committees each receive an additional annual cash retainer of $10,000 in respect of their roles. The chair of the compensation committee receives an additional annual cash retainer of $25,000. The chair of the audit committee receives an additional annual cash retainer of $35,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 28, 2017 by:

•	each person or group who is known by us based solely on our review of SEC filings to beneficially own more than 5% of our common stock;

•	each member of the board of directors and each of our named executive officers; and

•	all members of the board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes any shares over which a person exercises sole or shared voting or investment power.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power (or shares such powers) with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is c/o First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

This table assumes 104,274,156 shares of common stock outstanding as of March 28, 2017.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Beneficial Owners of 5% or More
Lukas T. Walton (1)	22,490,432	21.6%
Capital World Investors (2)	7,100,000	6.8%
Franklin Resources, Inc. (3)	6,269,614	6.0%
The Vanguard Group (4)	7,125,876	6.8%
Directors and Named Executive Officers
Michael J. Ahearn	122,370	*
Sharon L. Allen	9,225	*
Georges J. Antoun	69,705	*
Alexander R. Bradley	—	*
Richard D. Chapman	15,988	*
Philip Tymen deJong	31,091	*
Raffi Garabedian	13,213	*
George A. (“Chip”) Hambro	15,988	*
James A. Hughes (5)	113,304	*
Craig Kennedy	19,197	*
Joseph G. Kishkill (6)	38,202	*
James F. Nolan	40,316	*
William J. Post	17,841	*
J. Thomas Presby	20,933	*
Paul H. Stebbins	19,906	*
Michael Sweeney	23,781	*
Mark R. Widmar	142,836	*
All directors and executive officers as a group (17 persons)	603,424	*

*	Less than one percent.
(1)
Based on information provided in a Schedule 13D filed with the SEC on October 26, 2016, Lukas T. Walton has sole voting and dispositive power with respect to 22,490,432 shares. The address of Mr. Walton is 1341 West Fullerton Avenue, P.O. Box 220, Chicago, Illinois 60614. According to such Schedule 13D, on October 26, 2016, Mr. Walton acquired all 22,490,432 shares by reason of the liquidation of JCL FSLR Holdings, LLC and JCL Holdings, LLC and a distribution from the John T. Walton Residuary Trust.

(2)
Based on information provided by Capital World Investors, 333 South Hope Street, Los Angeles, California 90071, in a Schedule 13G filed with the SEC on February 13, 2017 reporting beneficial ownership as of December 31, 2016. According to such Schedule 13G, Capital World Investors has sole voting and dispositive power with respect to 7,100,000 shares.

(3)
Based on information provided by Franklin Resources, Inc. and certain of its investment management subsidiaries, One Franklin Parkway, San Mateo, California 94403-1906, in a Schedule 13G filed with the SEC on February 8, 2017 reporting beneficial ownership as of December 31, 2016. According to such Schedule 13G, Franklin Resources Inc. and certain of its investment management subsidiaries have aggregate sole voting power with respect to 6,019,294 shares, aggregate shared voting power with respect to 49,960 shares, aggregate sole dispositive power with respect to 6,222,464 shares, and aggregate shared dispositive power with respect to 47,150 shares.

(4)
Based on information provided by The Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, in a Schedule 13G filed with the SEC on February 10, 2017 reporting beneficial ownership as of December 31, 2016. According to such Schedule 13G, The Vanguard Group has sole voting power with respect to 102,784 shares, shared voting power with respect to 9,200 shares, sole dispositive power with respect to 7,017,831 shares, and shared dispositive power with respect to 108,045 shares.

(5)	Based on information provided in a Form 4 filed with the SEC on September 1, 2016.
(6)	Based on information provided in a Form 4 filed with the SEC on June 30, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since December 31, 2015, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing had or will have a material interest, other than in connection with the transactions described below. We had no related party debt outstanding at December 31, 2016 and did not pay any interest to related parties during the year ended December 31, 2016.

Registration Rights

We entered into a registration rights agreement with the Estate of John T. Walton; JCL Holdings, LLC; and Michael J. Ahearn. The associated registration rights previously held by the Estate of John T. Walton and JCL Holdings, LLC are now held by Lukas T. Walton. The registration rights agreement provides for piggyback registration rights if we register equity securities under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain lock-up provisions and exceptions. In addition, subject to certain lock-up provisions and exceptions, Michael J. Ahearn has three demand rights and Mr. Walton has unlimited demand rights, provided that Mr. Walton may only exercise one such demand right within any 365-day period.

Review and Approval of Related Party Transactions

Our audit committee charter requires the review and approval by the audit committee of related party transactions, to ensure that they are on such terms, which, in the judgment of the audit committee, are no less favorable to the Company than could be obtained from unaffiliated parties. If a member of the audit committee has an interest in the proposed transaction, our corporate governance guidelines require the formation of a committee consisting entirely of independent directors without an interest in the proposed transaction to review and, if appropriate, approve such transaction.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for audit and other services provided by PricewaterhouseCoopers LLP during the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees (1)	$2,975,620	$3,209,855
Audit-Related Fees (2)	657,589	666,000
Tax Fees (3)	286,000	177,333
All Other Fees (4)	1,800	2,767
Total	$3,921,009	$4,055,955

(1)	Represents the aggregate service fees billed for the audit of our consolidated financial statements in connection with statutory and regulatory filings or engagements for 2016 and 2015.
(2)
Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees,” and represents approximately 17% of the total fees in 2016 and 2015. This category consists primarily of services related to special projects.

(3)	Represents the aggregate fees billed for tax compliance and tax consulting services, or approximately 7% and 5% of the total fees in 2016 and 2015, respectively.
(4)
Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees,” or “tax fees,” and represents less than 1% of the total fees in 2016 and 2015. These services include a subscription to PricewaterhouseCoopers LLP proprietary accounting research databases.

Audit Committee’s Pre Approval Policies and Procedures

The audit committee has policies and procedures that require the pre-approval by the audit committee of all fees paid to, and all services performed by, our independent registered public accounting firm, subject to de minimis exceptions for non-audit services set forth in the applicable rules of the Commission. Each year, the audit committee pre-approves the proposed services, including the nature, type, and scope of services to be performed by our independent registered public accounting firm during the year and the related fees. Audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the audit committee.

The services related to “audit-related fees,” “tax fees,” and “all other fees” presented in the above table were approved by the audit committee pursuant to pre-approval provisions set forth in the applicable rules of the Commission without resort to a waiver of such pre-approval provisions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are a leading global provider of comprehensive PV solar energy solutions and seek to execute on our long term strategic plan, under which we are focusing on our competitive strengths. Such strengths include our advanced module and system technologies as well as our vertically-integrated business model that enables us to provide utility-scale PV solar energy solutions to key markets and customers with current electricity needs. We endeavor to align our compensation decisions with our operating and strategic plans. As in prior years, the core philosophy underlying our compensation decisions remains unchanged: we pay executives for performance and seek to align their interests with those of our stockholders. The individuals in the Summary Compensation Table below are referred to in this proxy statement as the “named executive officers.” Highlighted below are a number of key compensation-related decisions we made or advanced in 2016:

•
Leadership Changes. In light of our evolving needs and circumstances, on July 1, 2016, we restructured our executive leadership team. Mr. Hughes transitioned from the position of Chief Executive Officer to Executive Director, in which he served in an advisory capacity to the Company and remained on the board of directors. On September 1, 2016, Mr. Hughes and the Company mutually agreed that he would no longer serve in such advisory capacity, and Mr. Hughes stepped down from the board of directors, effective September 1, 2016. On July 1, 2016, Mr. Widmar transitioned from the position of Chief Financial Officer to Chief Executive Officer, and Mr. Antoun transitioned from the position of President, U.S. to Chief Commercial Officer, having responsibility for all global business and project development, U.S. state and local government affairs, global asset management, global sales operations, and global marketing. Mr. Bradley was named interim Chief Financial Officer on July 1, 2016, and on October 24, 2016, was appointed Chief Financial Officer. Mr. Garabedian remained Chief Technology Officer, and Mr. deJong remained Chief Operating Officer. First Solar and Mr. Kishkill mutually agreed to end Mr. Kishkill’s employment with the Company, effective June 30, 2016.

•
Commitment to Best Practices. Consistent with regulatory requirements and evolving best compensation practices, our compensation committee has determined to evaluate periodically, and not less than annually, the independence of its consultants. In 2016, the compensation committee again analyzed its consultant, Compensation Strategies, including the relationship of Compensation Strategies to the Company, and concluded that Compensation Strategies was independent. Further, in the context of the total compensation review and the adoption of our 2016 incentive programs, the compensation committee considered whether our compensation structure and programs encourage excessive or inappropriate risk taking and concluded that they did not do so.

•	Executive Perquisites. Consistent with our compensation philosophy, we do not typically provide our named executive officers with any perquisites not available to our associates generally.

•
Stockholder Engagement. In 2016, we engaged with our larger shareholders on a variety of topics. These interactions were aimed at creating mutually informative and beneficial discussions with our stockholders. We remain committed to fostering further ongoing stockholder dialogue.

•
Clawback Policy. Since 2012, we have included clawback provisions with respect to compensation awards and newly-entered employment agreements and change-in-control severance agreements (the “CIC Agreements”), which would allow us to recoup, to the extent required by applicable law, incentive and separation payments made to our named executive officers if we later determine that the basis on which such compensation was earned was erroneous. All incentive and equity awards and agreements with our named executive officers are subject to clawback in accordance with all applicable laws.

•
Hedging Policy. Our hedging policy prohibits our directors and associates, including all named executive officers, from engaging in any hedging strategies or entering into hedging transactions involving Company securities, including (i) engaging in any short sales with respect to any Company securities, (ii) buying or selling puts, calls or derivatives on any Company securities, and (iii) purchasing any Company securities on margin.

•
Share Ownership Guidelines. To better align the interests of executives with those of our stockholders, we remain committed to reviewing and tracking our share ownership guidelines. We and our independent compensation consultant routinely review the share ownership guidelines against evolving market practice. In 2016, our share ownership guidelines were reviewed and updated by our compensation committee and the board of directors to include only our Chief Executive Officer and other “executive officers” within the meaning of Section 16 of the Exchange Act who report directly to the Chief Executive Officer. Under these guidelines the Chief Executive Officer’s share ownership requirement is six times base pay and the share ownership requirement of all other executive officers is three times base pay. We generally encourage our executive officers to hold shares through at least the time that he or she meets the share ownership guidelines. Executives have five years from the date they become executive officers to obtain the required ownership levels. Currently, all executive officers are either meeting the share ownership requirements or are on track to meet the requirements within the allowable timeframe.

•
Double-Trigger Equity Vesting. In July 2013, our compensation committee determined that the CIC Agreements which we enter into with newly hired executive officers would no longer provide for full vesting of unvested time-based equity compensation upon a change in control of the Company and will instead provide for vesting of such equity-based compensation only upon a termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. All CIC Agreements entered into since July 2013 provide for such double-trigger equity vesting.

•
Elimination of Tax Gross-ups. Since 2011, our employment agreements with newly hired executives have not included Internal Revenue Code (the “Code”) 280G-related tax gross-ups. Since 2014, none of our named executive officers have been entitled to excise tax gross-ups.

•
KSTEPP Full Vesting. On July 21, 2016, the compensation committee certified achievement as of June 30, 2016 of the full vesting condition. From July 1, 2015 through June 30, 2016, and in line with our long term strategic plan, we achieved at least 2.8 gigawatts DC of modules sold in sustainable markets and 15% cash adjusted return on invested capital, and therefore KSTEPP participants, including all named executive officers, became vested in the remaining two-thirds of their KSTEPP awards (subject to proration for KSTEPP participants who had a qualifying separation from service prior to such vesting date).

Overview

Our named executive officers for 2016 were:

•	Mr. James A. Hughes, former Executive Director and former Chief Executive Officer;

•	Mr. Mark R. Widmar, Chief Executive Officer and former Chief Financial Officer;

•	Mr. Georges J. Antoun, Chief Commercial Officer and former President, U.S.;

•	Mr. Joseph G. Kishkill, former President, International;

•	Mr. Raffi Garabedian, Chief Technology Officer;

•	Mr. Philip Tymen deJong, Chief Operating Officer; and

•	Mr. Alexander R. Bradley, Chief Financial Officer and former Vice President, Treasury and Project Finance.

Long Term Strategic Plan. The solar industry continues to be characterized by intense pricing competition, both at the module and system levels. In light of such market realities, we are executing our long term strategic plan, under which we are focusing on our competitive strengths. Such strengths include our advanced module and system technologies as well as our vertically-integrated business model that enables us to provide utility-scale PV solar energy solutions to key markets and customers with current electricity needs. The ultimate aim of our long term strategic plan is to increase business growth, improve profitability, and enhance liquidity.

Our long term strategic plan requires us to evaluate our approach to compensation to ensure that it reflects the elements needed to effectively compensate and retain our senior leadership team as well as recruit exceptional new talent. Accordingly, we continued to evaluate our approach to compensation in 2016, ultimately concluding that few changes to our existing compensation structure were necessary to remain aligned with our long term strategic plan, stockholders’ objectives, evolving market practices, and legal requirements. However, where changes were made, they are noted below.

Calibrating Performance Metrics and Compensation Components in Light of our Long Term Strategic Plan. The compensation committee has adopted plans and programs that are consistent with our compensation philosophy in order to best align our compensation practices with our long term strategic plan.

We Consider our Stockholders’ Feedback Regarding our Compensation Practices. Our most recent stockholder advisory vote on our executive compensation (“say on pay”) at the 2014 annual meeting was approved by 97.6% of our stockholders voting. At the 2011 annual meeting, a triennial cycle for our executive compensation advisory votes was selected by 69.5% of the stockholders voting on the timing of such votes (“say when on pay”). The compensation committee, taking these results into account, adopted a triennial vote cycle and, for 2016, continued with its executive compensation philosophy. We will conduct say on pay and say when on pay advisory votes at the 2017 annual meeting. In addition, we routinely meet with investors to solicit feedback and recommendations, including feedback on our compensation practices, though concerns with regards to our compensation practices and programs have typically not been raised in such meetings.

Compensation Philosophy

Our compensation philosophy rests on foundational principles that inform the way we design our compensation programs and pay our named executive officers. This philosophy can be understood in the following ways:

First Solar Pay Is Simple and Is Designed to Align the Interests of Executive Management and Stockholders. Our approach to compensation is straightforward, and this is reflected in the components of our executives’ aggregate annual pay. The three primary components of our executive compensation are: (1) base salary, (2) cash incentive compensation (short-term incentive), and (3) equity compensation (long-term incentive). Our named executive officers have the largest percentage of total compensation at risk (i.e., the portion of compensation that is not payable to such executives unless certain performance targets are achieved) with a heavy weighting towards equity compensation to align their interests with stockholders. There are no supplemental executive retirement programs or other deferred compensation arrangements and generally no perquisites that are available solely for the named executive officers.

Our Compensation Levels Are Consistent with Market Levels and May Reflect Certain Discretion to Conform to, or Reward, Actual Performance. We believe that our named executive officers should be compensated at a level that ensures their continued dedication to the Company and creates potential rewards for extraordinary results when advancing the goals and strategy of the Company. We work with an independent compensation consultant, Compensation Strategies, who regularly compiles and analyzes market data to determine the pay practices of our peer group, which we use in determining the level of our named executive officers’ pay. We generally consider total target cash compensation of executive officers of our peer group around the 50th percentile as a useful reference in determining the competitiveness of our named executive officers’ total target cash compensation, taking into account other factors such as the named executive officer’s role, skill set, performance, or other extraordinary considerations. See “Compensation Committee Practices – 2016 Compensation Decisions.” Similarly, our choice of metrics (both financial and operating) related to our annual incentive plan, and the compensation committee’s discretion to reduce awards granted under the annual incentive plan, are meant to ensure that our named executive officers are not rewarded unless performance goals are achieved and that operational metrics are not achieved at the expense of financial performance.

Executive Compensation Principles

The compensation committee has responsibility for establishing and overseeing our compensation program as it applies to our named executive officers. The compensation committee bases its executive compensation programs on the principles set forth below, which have generally remained constant from prior years:

Pay to Market
Compensation should be based on the level of job responsibility, individual performance, and Company performance. Compensation should also reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must provide pay that remains competitive with the pay of other employers who compete with us for talent.

More Responsibility, More Pay at Risk; We Pay for Performance
As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns; our senior executives are better able, relative to other associates, to affect the Company’s results.

Metrics Should Motivate Associates to Achieve the Mission
To be effective, performance-based compensation programs should enable participants to easily understand how their efforts can affect their pay through contributions to the Company’s achievement of its strategic and operational goals.

Evaluating the Market. Although our determination of the amount and mix of compensation elements for our named executive officers is generally not influenced by short-term market shifts, when extraordinary business changes occur, we believe that our compensation practices should include the requisite flexibility to respond to those changes while remaining consistent with our compensation philosophy.

When setting compensation, we review compensation paid by other companies of comparable size in the same or similar industries, as well as where our compensation falls within our peer group. Our objective is generally to pay median compensation while providing an opportunity to increase compensation further through successful performance in our incentive compensation programs. Depending on the role, the experience an individual brings to the role, and individual performance, we broadly aim to set our executive total target cash compensation (base salary and incentive target bonus) at the 50th percentile of our peer group, and continued our efforts in this regard in 2016, favoring performance bonus opportunities as the means by which our executives may earn higher pay.

We do not exclusively rely on market data to determine executive compensation. Instead, we incorporate flexibility into our compensation program and in our assessment process to respond to and adjust for the dynamic business environment in which we operate. As the solar industry and our operating initiatives evolve, we will continue to evaluate our approach to compensation to ensure it is fully aligned with both the business environment and any future updates to our strategic plans.

Equity Policies. To better align the interests of executives with those of our stockholders, we previously adopted share ownership guidelines that cover our Chief Executive Officer and other executive officers who report directly to the Chief Executive Officer, including the named executive officers. Our practice is generally to call for each of our named executive officers to hold shares through at least the time that he or she meets the share ownership guidelines. We also prohibit our associates from engaging in hedging transactions with respect to our shares. We continue to periodically assess our policies in order to ensure that they are consistent with our philosophies and best practices in the market.

Components of 2016 Executive Compensation

For 2016, the compensation of named executive officers consisted primarily of three components: base salary, short-term cash incentive compensation (i.e., an annual bonus), and long-term equity-based compensation (i.e., a multi-year equity award). These components are described in the chart below, including how each fits into our overall executive compensation package (i.e., the particular objectives and the specific elements that our compensation programs are designed to address).

Component	Objective	Focus

Base Salary	✓ Provides fixed portion of compensation	✓ Compensates based on market value for position, individual performance, level of experience and critical nature of role to the Company
✓ Paid in cash

Cash Incentive Compensation	✓ Provides at-risk variable compensation linked to short-term corporate, organizational, and strategic goals without sacrificing long-term Company performance	✓ Compensates based on performance relative to shorter-term objectives
✓ Paid in cash

Equity-Based Compensation	✓ Provides at-risk variable pay compensation linked to long-term performance of the Company, individual performance, and critical nature of role	✓ Aligns the long-term interests of our stockholders and our named executive officers
	✓ Paid in restricted and performance stock units	✓ Assists in attracting and retaining qualified executives
✓ Compensates for overall Company performance

Each of our named executive officers is party to an employment agreement and a CIC Agreement that protect him or her in the event of certain employment terminations, as well as agreements related to restrictive covenants including confidentiality, non-competition, and director and officer indemnification agreements. The employment and CIC Agreements provide severance in exchange for a release of claims and equity vesting acceleration under certain circumstances. Since July 2013, employment agreements and CIC Agreements entered into with newly hired executives have provided for equity vesting acceleration only upon a termination without “cause” or resignation for “good reason” following a change in control of the Company, as described in more detail in “Employment Agreements and Related Arrangements” and “Change in Control Severance Agreements.”

Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other members of our senior executive team.

Compensation Committee Practices

Selection of Peer Companies

In 2016, the compensation committee retained Compensation Strategies as a consultant to provide data and analysis regarding the selection of companies in our executive compensation peer group, the pay practices of such companies and results of a comparison of each of the components of the compensation of our named executive officers against the compensation paid to executives in similarly-situated positions at our peer group companies. Compensation Strategies has also advised the compensation committee on such matters in prior years. The consultant’s benchmarking services in 2016 were limited to comparing each element of compensation for a particular position against similar elements provided by members of the peer group.

The compensation committee routinely analyzes our peer group to determine if it accurately reflects our competitors in the industry, and we have made certain changes to our peer group makeup over the years in order to conform the group to include companies comparable in size and revenue to us, and with whom we compete for talent. Our peer group is comprised of U.S.-based public companies with 2016 estimated annual revenues generally greater than $1 billion that are (i) engaged in the solar, energy, semiconductor, high-tech, engineering and construction, independent power production, or energy service sectors; (ii) our vendors or suppliers falling within the above parameters whose business has some comparability to ours; (iii) companies with whom we compete for executive talent; and/or (iv) the companies who comprise the peer groups of the companies with whom we compete for executive talent, if relevant.

The current peer group includes 29 companies that are generally reflective of a company of our size. We include some larger engineering and construction firms (e.g., Chicago Bridge & Iron Company N.V., Jacobs Engineering Group Inc., and Fluor Corporation) to align with this key piece of our business. Similarly, larger independent power producers (e.g., NRG Energy, Inc. and Public Service Enterprise Group Incorporated) and component manufacturers (e.g. Micron Technology, Inc.) are also included to ensure that these critical and relevant elements of our business are also captured. Regression is used to adjust for these peers’ larger sizes. We believe including certain larger key comparison companies in our peer group is important in order to fully reflect the various aspects of our business and, through our focus on 50th percentile pay practices and the use of statistical regression to adjust for size differences among the peers, the inclusion of such companies in the peer group of 29 companies does not result in the upward biasing of compensation levels.

Our 2016 peer group had median and average annual 2015 revenues of $3.9 billion and $5.9 billion, respectively. While the range of 2015 revenues was broad ($0.9 billion to $18.1 billion), the median and average revenues of the group, excluding certain larger yet key comparison companies, were comparable to that of the full group: $3.4 billion and $3.8 billion, respectively. Similarly, the median and average May 31, 2016 market capitalization for the full group were $5.7 billion and $8.8 billion, respectively, which closely approximated the range for the group excluding certain larger yet key comparison companies ($4.6 billion and $6.3 billion, respectively). In 2016, based on Compensation Strategies’ recommendation, we updated our peer group to reflect recent corporate transactions involving companies in our 2015 peer group, to remove certain members of the 2015 peer group whose revenues were not reflective of our current level of revenue, and to add a company (Xilinx, Inc.) that was more comparable to the Company.

The 2016 peer group consisted of:

Advanced Micro Devices, Inc.	Agilent Technologies, Inc.	Analog Devices, Inc.
Applied Materials, Inc.	Archrock, Inc.	Calpine Corporation
Chicago Bridge & Iron Company N.V.	Corning Incorporated	Dynergy Inc.
Exterran Corporation	Fluor Corporation	FMC Technologies, Inc.
Jacobs Engineering Group Inc.	KLA-Tencor Corporation	Lam Research Corporation
Marvell Technology Group Ltd.	Maxim Integrated Products, Inc.	McDermott International, Inc.
Micron Technology, Inc.	NRG Energy, Inc.	NVIDIA Corporation
Oceaneering International, Inc.	ON Semiconductor Corporation	Public Service Enterprise Group Inc.
SunPower Corporation	Teradyne, Inc.	Viavi Solutions Inc.
Willbros Group, Inc.	Xilinx, Inc.

Review of Peer Company Data

On at least a biennial basis, but typically annually, the compensation committee evaluates the compensation payable to our named executive officers against data regarding the pay practices of companies in our peer group, looking at individual components of pay, including total amount paid or payable. In addition, the compensation committee annually reviews any payments to our named executive officers that would be required under various severance scenarios. When conducting this review, the compensation committee also considers information and recommendations from management regarding past, present, and future compensation of our named executive officers under various payment scenarios.

Based on its review and analysis of the pay practices of our peers, Compensation Strategies concluded, and our compensation committee agreed, that the compensation paid to our named executive officers was consistent with our stated compensation objectives regarding our target pay as compared to our peer group, and was thus reasonable in the aggregate as compared to the peer group above. See “Executive Compensation Principles – Evaluating the Market.”

Independence Review

During 2016, the compensation committee conducted an independence analysis of the relationship of Compensation Strategies to First Solar, including a review of potential conflicts of interest, and concluded that Compensation Strategies was independent and no such conflicts existed.

Individual Compensation Review

The individual performance of each of our named executive officers has been, and continues to be, a major factor in the compensation committee’s decisions regarding such executive’s level of compensation. Absent unusual circumstances, our process for review of individual compensation of our named executive officers is generally as follows. After the completion of each year, our independent directors (meeting in executive session under the direction of the chair of the compensation committee) review the performance of our Chief Executive Officer for the prior year, evaluating his achievement against individual and Company objectives (which objectives were agreed upon between him and the compensation committee early in the prior year), his contributions to the Company’s performance, and other leadership accomplishments.

Our Chief Executive Officer provides the compensation committee with an assessment of prior year performance of, and a recommendation for compensation changes with respect to, our other named executive officers, evaluating each executive based on achievement of objectives by the executive and his or her organization, his or her contribution to the Company’s performance, and other leadership accomplishments. Based on these considerations, and following an exercise of its independent judgment on the board’s interactions with the named executive officers, the compensation committee (i) sets base salary and target bonus percentages for the current year, (ii) determines the appropriate level, if any, of cash-incentive compensation for the prior year, and (iii) determines the appropriate equity incentive compensation for the named executive officer.

Consistent with its approach in prior years, the compensation committee’s decision regarding pay increases and awards in 2016 was influenced in part by prospective considerations regarding the measures that would most effectively ensure the uninterrupted focus of our named executive officers during this key transition period for the Company.

Compensation Risk Analysis

In the context of the total compensation review and the adoption of our 2016 incentive programs, the compensation committee considered whether our compensation structure and programs encourage excessive or inappropriate risk taking and concluded that they did not do so.

2016 Compensation Decisions

The following is a discussion of the considerations taken into account in establishing compensation for our named executive officers in 2016.

Base Salary

Base salary is the fixed element of our named executive officers’ annual cash compensation. The value of base salary for each named executive officer reflects the requirements of such executive’s employment agreement and his or her individual performance and skill set, including the market value of that skill set. We generally consider the base salaries of executive officers of our peer group around the 50th percentile as a useful reference in determining the competitiveness of our named executive officers’ base salaries, taking into account other factors such as the named executive officer’s role, skill set, performance, or other extraordinary considerations. Generally, any compensation paid at a level above the 50th percentile is warranted only due to extraordinary performance, critical skill sets, or similar considerations. The base salaries for our named executive officers, including our Chief Executive Officer, are generally positioned at or below the 50th percentile.

The compensation committee evaluates market data using market studies prepared by Compensation Strategies, and reviews the individual performance of executives during our regular annual salary review process, which we refer to as our “annual pay cycle.” At the beginning of 2016, the annual base salary rates of our named executive officers were as follows:

•	Mr. Hughes – $850,000 (subsequently adjusted to $500,000);

•	Mr. Widmar – $550,000 (subsequently increased to $750,000);

•	Mr. Bradley – $350,000 (subsequently increased to $425,000);

•	Mr. Antoun – $550,000;

•	Mr. Kishkill – $440,000 (subsequently increased to $500,000);

•	Mr. Garabedian – $440,000 (subsequently increased to $500,000); and

•	Mr. deJong – $410,800 (subsequently increased to $500,000).

2016 Salary Adjustments. On October 24, 2016, Alex Bradley was named Chief Financial Officer succeeding Mr. Widmar. Mr. Bradley receives an annual base salary rate of $425,000, effective upon his promotion. Effective July 1, 2016, Mr. Widmar’s annual base salary was raised to $750,000 in connection with his promotion to Chief Executive Officer, and Mr. Hughes’ annual base salary was adjusted to $500,000 as a result of his transition to Executive Director. The compensation committee increased the base salary for Messrs. Kishkill, deJong, and Garabedian after evaluating each of their base salaries in the context of market data for the Company’s peer group and their individual performances and skill sets.

Cash Incentive Compensation

Our cash incentive compensation consists primarily of our annual bonus program, which for 2016 was designed under our 2015 Omnibus Incentive Compensation Plan (the “2015 Omnibus Plan”), and cash sign-on bonuses that we use to create incentives for individuals to join our Company, including to compensate such individuals for payments forfeited upon leaving their prior employment to join us or to offset relocation costs.

Annual Bonus Program. We use our annual bonus program to encourage the achievement of specified strategic and operational objectives to help us achieve our mission of enabling a world powered by clean, affordable solar energy. On February 17, 2016, the compensation committee adopted a 2016 bonus program (the “2016 Bonus Plan”) for executives, including our named executive officers, with a single overall threshold income before taxes metric, as well as various performance metrics, to strengthen the connection between executive performance and incentive pay, which is one of our core executive compensation principles. The compensation committee selected the metrics and weighting applicable to the 2016 Bonus Plan with the long term strategic plan in mind, believing that such metrics correlated directly with the our long term objectives. Upon achievement of the threshold income before taxes metric, the maximum bonus pool was eligible to be funded, but the amount of each participant’s actual bonus was determined based on the achievement of the various performance metrics, which may result in actual payouts less than the maximum bonus pool. In 2015, stabilized efficiency was a stand-alone metric. In the 2016 Bonus Plan, stabilized efficiency was a threshold metric solely with respect to 30% of the 2016 Bonus Plan for which performance was determined based on the achievement of a cost per watt metric. The stabilized efficiency threshold metric was required to be achieved in order for any amount of such 30% portion to become payable under the 2016 Bonus Plan. Allocation of the bonus pool among various regions and among the individual named executive officers was also subject to the discretion of our Chief Executive Officer (and the compensation committee, in the case of our Chief Executive Officer), but did not result in payment to any of the named executive officers of a bonus amount greater than the maximum bonus amount approved by the compensation committee with respect to each of our named executive officers. Furthermore, the compensation committee retains discretion to reduce any award achieved under the program to the extent appropriate. All bonus payments are subject to clawback to the extent required by applicable law.

Bonus Program Targets, Objective, and Calculation. The 2016 Bonus Plan, as applicable to our named executive officers, included the following performance metrics, which were established based on the goals set forth in our confidential annual operating plan for 2016:

•	Minimum Adjusted Income Before Taxes Threshold Level – $200 million adjusted income before taxes (must be met for any bonus payout to occur)[1].

•	Stabilized Efficiency Threshold for Cost per Watt Metric – Stabilized efficiency threshold of greater than 15.85% (must be achieved for any payout under the cost per watt portion to occur).

•	Cost per watt – Cost per watt at both the module and balance of system levels accounted for 30% of the 2016 Bonus Plan.

•	OPEX – Operating Expenditures (“OPEX”) accounted for 20% of the 2016 Bonus Plan.

•	Sales metrics – Sales metrics (i.e., bookings and gross margins on bookings; operations and maintenance (“O&M”) bookings and O&M margins) accounted for 50% of the 2016 Bonus Plan.

We added OPEX as a new metric to our 2016 Bonus Plan in order to enhance our focus on resource management. We believe that these three metrics are key drivers of our long-term success, by aligning with our long term strategic plan, and are critical measures of success with respect to our annual operating plan. The relative achievement of these performance metrics is linked to enhancing our competitive position in the marketplace by increasing our product efficiency and reducing our manufacturing and fixed costs. We also established sales metrics that would ensure we were selling the right mix of product at a reasonable gross margin profile, which increases our future profitability and sustainability while acknowledging the pricing pressure of the current environment. By recognizing the achievement of these performance metrics, we align bonuses with our overall goals.

Each performance metric was weighted in accordance with its importance in achieving the goals laid out in our confidential annual operating plan. Performance levels were set for each performance metric ranging from a threshold level of 0.5 in cases of weaker performance to 2.0 in cases of stronger performance. A 0.5 multiplier was assigned to performance at a level that, while not certain at the time targets were set, we considered likely that such performance would be achieved by the end of the year. A 1.0 multiplier was assigned to performance at a level that, while not certain at the time targets were set, aligned with the goals in our confidential annual operating plan, and thus was a level that we expected we could achieve by the end of the year. A 2.0 multiplier was assigned to a performance level that was substantially more uncertain (i.e., that we expected we would have approximately a 50% chance of achieving by the end of the year). If the minimum threshold level of performance was not achieved for a specific metric, the multiplier for that metric would be zero. The maximum bonus percentage payable under this formula in the 2016 Bonus Plan was approximately 200% of target.

1 In order to determine “income before taxes,” we take income or loss before taxes and equity in earnings of unconsolidated affiliates (as defined by U.S. GAAP and described in our 2016 Annual Report on Form 10-K filed with the SEC (the “Financial Statements”)) and adjust for (i) stock-based compensation expense, (ii) bonus expense, (iii) foreign currency gains or losses, and (iv) certain nonrecurring items, such as restructuring and asset impairment charges.

Based on an assessment of our 2016 results against the criteria described above, the 2016 Bonus Plan results were:

2016 Bonus Plan Threshold Metric Results
Threshold Metric	Minimum Threshold Level (must be met for any bonus payout to occur)		2016 Result
Adjusted income before taxes	$200 Million		Meets
2016 Bonus Plan Performance Metric Results
Metric	Weighting	Main Focus	2016 Payout Factor
Stabilized efficiency (lead line exit rate)	Needed to achieve in order for the CpW metric to pay out
Cost per watt	30%	Profitability	1.54
OPEX	20%	Profitability	.75
Sales metrics (bookings and gross margins on bookings; O&M bookings and O&M margins)	50%	Growth/Profitability	.47
2016 Bonus Plan Payout Level	.85

2016 Bonus Payout Results. The 2016 Bonus Plan yielded an 85% payout level. See “Summary Compensation Table – Non-Equity Incentive Plan Compensation” for specific payout levels for each named executive officer.

Target Bonus Percentage. Target bonus percentages are established based on job responsibilities, internal equity, and peer group data. Our objective is to generally set bonus targets to be consistent with total cash payments at the 50th percentile of our peer group. The target bonus percentage is evaluated during our annual pay cycle on the same basis as annual base salary (as discussed above in “2016 Compensation Decisions – Base Salary”). As of early 2016, the target bonus percentages of our named executive officers were as follows:

•	Mr. Hughes – 150%;

•	Mr. Widmar – 100% (subsequently raised to 125%);

•	Mr. Bradley – 50% (subsequently raised to 75%);

•	Mr. Antoun – 100% (subsequently adjusted to 90%);

•	Mr. Kishkill – 75% (subsequently raised to 90%);

•	Mr. deJong – 75% (subsequently raised to 90%); and

•	Mr. Garabedian – 75% (subsequently raised to 90%).

2016 Bonus Percentage Adjustments. The compensation committee adjusted target bonus percentages of certain named executive officers in 2016, consistent with our objective to set bonus targets in recognition of the key roles and responsibilities of each such named executive officer. To assist in its determination, the compensation committee reviewed a market study of compensation rates conducted by Compensation Strategies using the Company’s 2016 peer group, taking into consideration the performance and skill set of each individual in the context of his or her current role. Effective July 1, 2016, Mr. Widmar’s target bonus percentage was raised to 125% in connection with his promotion to Chief Executive Officer. On October 24, 2016, Alex Bradley was named Chief Financial Officer succeeding Mr. Widmar with a target bonus percentage of 75%. Each of Messrs. Kishkill, deJong, and Garabedian had an increase of 15 percentage points from the target bonus percentages applicable to each such executive during the 2015 pay cycle. Mr. Antoun’s target bonus was adjusted down 10 percentage points.

Equity-Based Compensation

We have always been a firm proponent of equity-based compensation. With the transition of our Company from hi-tech growth to a sustainable provider of solar energy solutions, we adjusted our historical broad-based granting practices to those that are more consistent with our evolving business model. Notably, we (i) continue to grant time-based restricted stock units (RSUs) with longer vesting schedules to address retention concerns, while tying realizable compensation to the returns of our stockholders, and (ii) also grant certain performance-based stock, such as our prior KSTEPP, to incentivize performance over a long performance period. In 2016, we granted restricted stock units with time-based vesting criteria to each of our named executive officers but did not grant any additional performance-based stock units (“PSUs”). The compensation committee continues to believe that granting restricted stock units furthers our goal of aligning executive and stockholder interests and mitigating certain distractions that our executives may feel as a result of the ongoing volatility in the solar industry.

Our practice is to grant our equity awards relatively early in the year. We do not time our grants specifically to avoid any internal “blackouts” or other periods during which our executives and directors may be prohibited by our Insider Trading Policy or applicable law from trading in our securities, or otherwise to provide any preferential benefit to our executives and directors. Equity grants to our named executive officers are described in greater detail in the “Grants of Plan Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Long Term Incentive Program. We believe that a long-term incentive program provides significant benefit to the Company and routinely reevaluate the components of our long-term incentive programs. Awards under our long-term incentive programs (i) are expected to represent the largest component of executives’ compensation (see “Components of 2016 Executive Compensation”), (ii) serve as a retention tool, and (iii) ensure that our executives’ compensation is linked to the long-term interests of our stockholders and our Company performance, consistent with our compensation philosophy. In recent years, our long-term incentive program was composed of KSTEPP awards, which were intended to reward our named executive officers’ contributions toward key elements of our long term strategic plan, and time-based restricted stock units, which were intended to complement the performance-based character of the KSTEPP awards and provide some certainty to our named executive officers to ensure their focus on our long term strategic plan. KSTEPP awards were granted as one-time awards to our named executive officers in 2012 or 2013, as described below, and awards of time-based restricted stock units were granted annually. The number of time-based restricted stock units granted each year of our long-term incentive program varied, in part, based on the compensation committee’s view of the annualized value of the named executive officer’s then outstanding KSTEPP units. The compensation committee generally determined the aggregate annual equity awards for named executive officers after considering the long-term incentive compensation of executive officers of our peer group as a useful reference in evaluating the competitiveness of our named executive officers’ long-term incentive compensation, taking into account other factors such as the named executive officer’s role, skill set, performance, or other extraordinary considerations.

We did not grant KSTEPP awards to our named executive officers in 2016, consistent with the atypically long vesting and overall term applicable to the KSTEPP awards, described in greater detail below. Unlike a typical performance-based equity compensation program in which awards are made each year, with the grant of KSTEPP to our named executive officers (which, for Messrs. Hughes, Widmar, Antoun, deJong, and Garabedian, occurred in 2012, and for Mr. Kishkill, occurred upon his hire in 2013), no additional performance-based awards were to be granted until the outstanding KSTEPP awards vested or were forfeited during the performance period.

In determining the 2016 grants of time-vested restricted stock units, the compensation committee considered the value of each named executive officer’s then outstanding KSTEPP awards and determined to grant each named executive officer an award of time-vested restricted stock units with a value that, in the aggregate, was at or near the 70th of the 50th percentile of long-term incentive compensation of the executive officers of our peer group. This change in RSU percentile came as a result of KSTEPP participants receiving the initial portion of their performance-based awards in November 2015.

Annual Equity Grant. For 2016, the compensation committee granted our named executive officers restricted stock units that vest 25% per year, beginning on the first anniversary of the grant date.

The grant date fair value for our named executive officers was: Mr. Hughes ($2,800,000); Mr. Widmar ($1,227,000); Mr. Antoun ($1,112,000); Mr. Kishkill ($1,204,000); Mr. deJong ($1,159,000); Mr. Garabedian ($963,000); and Mr. Bradley ($260,000). The grant date fair value of these awards was determined in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. The assumptions and methodologies used in the calculations of these amounts for 2016 are set forth in Note 18 “Share-Based Compensation” to our audited financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the Commission on February 22, 2017.

KSTEPP. In May 2012, the compensation committee approved and adopted the KSTEPP, a performance unit program under our 2010 Omnibus Incentive Compensation Plan (the “2010 Omnibus Plan”). This program was intended to link the compensation of our senior executives with the success of our long term strategic plan by rewarding achievement of key performance objectives over an extended period of time. Consistent with our compensation philosophy, the KSTEPP metrics were derived from our long term strategic plan in order to align the interests of our executives with those of our stockholders.

Each KSTEPP award (or portion thereof) was initially subject to a threshold performance goal, the successful achievement of which was certified by the compensation committee in prior periods. Such threshold performance goal required the Company to achieve the applicable level of KSTEPP adjusted operating income2 within a rolling annual period during the performance period applicable to such award (which for Messrs. Hughes, Widmar, Antoun, Garabedian, and deJong was at least $400 million, and for Mr. Kishkill was $350 million). On November 9, 2015, the compensation committee certified the Company’s achievement of the partial vesting condition for the rolling annual period ended September 30, 2015. The remaining KSTEPP awards would vest (reduced by any previously vested portion), upon the Company’s achievement in any 12-month period beginning and ending on a calendar quarter (which we refer to as “rolling annual period”) that occurred within the performance period specified for each grant (which we refer to as the “performance period,” and which varied based on the date of grant, but generally would begin on the first day of the quarter in which the award was granted and would have ended in 2020) of at least 2.8 gigawatts DC of modules sold in sustainable markets and 15% cash adjusted return on invested capital3 (which we refer to as the “full vesting condition”). On July 21, 2016, the compensation committee certified the Company’s achievement of the full KSTEPP vesting condition for the rolling annual period ended June 30, 2016.

Additionally, KSTEPP awards were subject to forfeiture upon termination of employment. If the termination were due to death, disability, retirement, or termination without cause, and the applicable vesting condition were achieved after such termination, then the holder thereof would have been eligible for a full settlement of their vested award, and he or she would have been eligible for a pro-rata settlement of his or her non-vested awards. The pro-rata settlement was based on the length of the holder’s tenure with the Company during the performance period.

Special Promotion Equity Award. On July 1, 2016, Mr. Widmar received a grant of 25,000 RSUs, vesting at a rate of 25% per year, reflecting Mr. Widmar’s appointment as Chief Executive Officer.

Double-Trigger Equity Vesting. Prior to 2013, the CIC Agreements entered into with newly hired executives provided for full vesting of unvested equity-based compensation (other than KSTEPP awards) upon a change in control of the Company. As of July 2013, our compensation committee determined that the CIC Agreements entered into with newly hired executives would instead provide for vesting of equity-based compensation only upon a termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Consistent with that decision, the CIC Agreements entered into with Mr. Kishkill effective September 2013, Mr. Widmar effective July 2016, and Mr. Bradley effective October 2016, provide for such double-trigger equity vesting. We anticipate future long-term incentive awards will have separate change in control vesting conditions under the terms of the applicable long-term incentive grant award agreement.

Retention Equity Awards. On November 21, 2016, each of Messrs. Widmar, Antoun, deJong, and Garabedian, received a grant of 25,000 RSUs, vesting at a rate of 33% on July 21, 2017, 33% on March 21, 2018, and 34% on November 21, 2018, subject to the individual’s continued employment through such date. In the event of termination of employment due to death, an additional 12 months’ service credit will be provided. The vesting schedule of the retention RSUs is designed to complement the new long-term incentive program to maximize retentive value. The grants are intended to address our specific retention needs as we transition to our new Series 6 module technology in 2017 and 2018, as described in Item 1. “Business” of our Annual Report on Form 10-K filed with the Commission on February 22, 2017.

New Long Term Incentive Program. In February 2017, the compensation committee approved a new long term incentive program for our Chief Executive Officer, our Chief Financial Officer, and other executive officers who report directly to the Chief Executive Officer. The new program is intended to incentivize retention of our key executive talent, to provide a smooth transition from our former KSTEPP award program, and to continue to tie realizable compensation to the returns of our stockholders. The new program consists of annual grants of PSUs and time-vesting RSUs. In 2017, such annual grants will consist of: (i) PSUs earned over a three-year performance period; (ii) stub-year grants of PSUs
2 In order to determine “KSTEPP adjusted operating income” applicable to a given award, we take the Company’s operating income (as defined by U.S. GAAP and described in the Financial Statements) for a rolling annual period during the KSTEPP performance period and adjust for (i) extraordinary, unusual and nonrecurring items including restructuring expenses and (ii) KSTEPP related stock-based compensation expense.
3 “Cash adjusted return on invested capital” for the Company is calculated as follows: (i) “KSTEPP adjusted operating income” as defined above minus income tax expense for such “KSTEPP adjusted operating income” plus depreciation and amortization expense divided by (ii) stockholders’ equity plus debt plus accumulated depreciation minus cash and cash equivalents and marketable securities.

earned over a two-year performance period, which are intended to facilitate a smooth transition from our former KSTEPP program to a three-year performance cycle under our new program; and (iii) RSUs that vest 25% per year over four years. Vesting of PSUs and RSUs generally requires continued employment through the applicable vesting date and would be forfeited upon earlier termination of employment, except for in limited cases such as death or disability or, in the case of RSUs granted to an executive officer who has an employment agreement (which includes each of our named executive officers), an involuntary termination without cause. See “Executive Compensation – Employment Agreements and Arrangements.”

Other Executive Compensation Information

Broad-based Benefit Programs and Other Compensation

Our named executive officers are entitled to participate in the various benefit programs we offer to all of our associates, including a 401(k) plan, medical plan, dental plan, vision plan, life insurance plan, and long-term and short-term disability plans. In addition, Mr. Kishkill received reimbursement from the Company for premiums paid in 2016 under an Argentinean family medical plan. Under our 401(k) plan, we make a matching contribution equal to 100% of our associates’ contributions to the plan up to a maximum of 4% of an associate’s plan-eligible compensation. In 2016, each of Messrs. Hughes, Widmar, Antoun, Kishkill, deJong, Garabedian, and Bradley received the maximum matching contribution of $10,600. Our named executive officers each have vacation entitlements of four weeks per year.

Employment Agreements and Related Arrangements

We have entered into employment, confidentiality, non-competition, non-solicitation, and director and officer indemnification agreements with each of our named executive officers. The compensation committee believes these contracts are fair, reasonable, appropriate, and necessary to attract and retain the executives who are party to these agreements.

Amendments and New Employment Agreements in 2016. Effective as of June 30, 2016, the Company and Mr. Hughes entered into an amendment to his employment agreement in connection with his transition to his role as an advisor to the Company. In addition, on April 27, 2016, the Company and Mr. Widmar entered into an amendment, reflecting Mr. Widmar’s appointment as Chief Executive Officer effective as of July 1, 2016. Finally, effective as of October 24, 2016, we entered into an employment agreement with Mr. Bradley to serve as our Chief Financial Officer. See the section entitled, “Employment Agreements and Arrangements” for a description of the material terms of the amendments to the employment agreements for Messrs. Hughes and Widmar and the employment agreement with Mr. Bradley.

Severance Benefits. Our executive employment agreements generally provide that if an individual’s employment is terminated without “cause” (as defined therein) (or, in the case of Messrs. Hughes and Antoun if they resign for “good reason” (as defined therein)), then the executive shall be eligible for (i) salary continuation for a severance period subject to the execution of a release of claims in favor of the Company and subject to a reduction based on earnings during the severance period, (ii) health benefits coverage for the severance period, subject to certain contingencies, and (iii) an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation awards (this additional service credit will not apply to PSUs). The employment agreements also provide for an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation in the event employment terminates due to the executives’ death or disability (as defined therein).

Severance benefits, by their nature, require compensation payments without the receipt of corresponding services. We believe that our executive employment agreements set a proper balance between providing sufficient protection on employment termination and ensuring the executive has sufficient personal investment with respect to his or her employment with the Company and generally provide severance benefits consistent with market practice.

We consistently review the employment agreements we enter into with our named executive officers to address market changes and, in July 2013, our compensation committee adopted a number of changes to be applied prospectively when entering into agreements with newly hired executives to more closely align with market practice. Included among such changes was the elimination of severance benefits upon a resignation for “good reason” (except in connection with a change in control of the Company), the addition of provisions that make clear that all payments to our executives under such agreements other than base salary are subject to our clawback policy, all severance payments and benefits are subject to the execution of an irrevocable release of claims in favor of the Company, and sign-on bonuses are subject to recoupment in the event of a termination for “cause” within one year of the executive’s start date.

Restrictive Covenants. Our executive confidentiality agreements describe our expectations of the executives regarding our proprietary and confidential information. The non-competition and non-solicitation agreements establish a “protected period” that generally matches the severance period. During the protected period, the senior executives are subject to restrictive covenants as described in the agreements.

For more details on these employment agreements and the compensation and benefits payable or to be provided in the event of a termination of employment, see “Executive Compensation – Employment Agreements and Arrangements” and “Executive Compensation – Potential Payments Upon Termination or Change in Control – Potential Payments Upon Termination of Employment (Other Than in the Context of a Change in Control).”

Change in Control Severance Agreements

We have entered into CIC Agreements with each of our named executive officers. These agreements are intended to align the interests of the executives with our stockholders in a potential change in control situation by mitigating the uncertainty and questions a potential change in control may raise among such executives, allowing them to focus their continued attention and dedication to their assigned duties.

Equity Vesting. The CIC Agreements with Messrs. Antoun, deJong, and Garabedian, entered into prior to July 2013, provide for full vesting of unvested equity-based compensation upon a change in control of the Company. While such vesting ensures that the executives are fairly compensated for the lost opportunity to realize the value of awards that is typically precipitated by a change in control, which is particularly salient for our named executive officers who receive a substantial portion of their income in equity-based compensation that vests over time (see “Components of 2016 Executive Compensation”), the compensation committee determined that the CIC Agreements entered into with newly hired executives on or after July 2013 should provide for vesting only upon a termination without “cause” (as defined therein) or a resignation for “good reason” (as defined therein) within two years following a change in control of the Company, which is reflected in our agreements with Messrs. Widmar and Bradley. While our equity plans also contemplate vesting of equity if such equity is not assumed by a successor entity (see “Executive Compensation – Potential Payments Upon Termination or Change in Control – Potential Payments Upon a Change in Control – Consequences of Change in Control Under Equity-Based Compensation Plans”), the CIC Agreements address vesting whether or not the equity-based awards are assumed for executives with these arrangements

Severance Benefits. The CIC Agreements provide a double-trigger acceleration of vesting of outstanding equity awards for Messrs. Widmar and Bradley and single-trigger acceleration of vesting of outstanding equity awards (other than the PSUs, which provide for double-trigger vesting) for Messrs. Antoun, Garabedian, and deJong in the event their employment is terminated without “cause” or they resign for “good reason” within two years following a change in control. A resignation for “good reason” includes any material reduction in the authority, duties or responsibilities held by the executive immediately prior to the change in control date, any material reduction in the annual base salary or annual incentive opportunity of the executive as in effect immediately prior to the change in control date, any change of the executive’s principal place of employment to a location more than fifty miles from the executive’s principal place of employment immediately prior to the change in control date, failure to pay compensation when due, delivery of written notice of the intent to terminate the executive for any reason other than cause, death, or disability, or failure to require a successor to assume the CIC Agreement. We believe this standard benefit reinforces the notion that in a change in control situation, all of the executives are similarly situated and must remain focused. The standard benefit is two times their base salary; two times a bonus amount (which is defined as the greater of (i) the executive’s target annual bonus for the year of termination and (ii) the average of the annual cash bonuses payable to the executive in respect of the three full calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he or she has been employed); a pro-rated target bonus; 18 months’ health benefits continuation; and outplacement benefits (maximum of $20,000). Severance benefits are subject to the executive’s execution of a release in favor of the Company.

Tax Gross-Ups. None of the CIC Agreements in effect with our named executive officers provide a parachute tax gross-up, and gross-ups with respect to taxes related to legal fees or expenses incurred in connection with disputes related to the CIC Agreements are not provided in agreements with executives hired on or after July 2013.

Evaluation by the Compensation Committee. The compensation committee reviews the terms of the CIC Agreements in consultation with its independent compensation consultant, assesses the impact of possible payouts under the CIC Agreements in the event of a change in control, and confirms that the CIC Agreements are fair and reasonable to both the executive and the Company. Estimates of change in control payments are presented to, and reviewed by, the compensation committee when compensation is evaluated. Based on its most recent annual review of the CIC Agreements, the compensation committee continues to believe the payments are fair and reasonable. For a further description of compensation provided in the event of a change in control, see “Executive Compensation – Potential Payments Upon Termination or Change in Control – Potential Payments Upon a Change in Control.”

Tax and Accounting Implications

Section 162(m) of the Code. With certain material exceptions, Section 162(m) of the Code limits the deductibility of compensation paid by a public company in any year to $1 million to each of the chief executive officer and the next three most highly paid executive officers other than the chief financial officer.

The 2010 and 2015 Omnibus Plans are designed to enable most executive compensation to be deductible by the Company under Section 162(m) of the Code; however, the compensation committee has not adopted a policy that all compensation must be deductible, particularly where additional compensation may be needed to attract or retain executives for key leadership positions in the Company.

Accounting for Equity-Based Compensation. We use ASC Topic 718 for purposes of determining the fair value of its equity-based compensation. The assumptions used in the calculations of these amounts are included in Note 18 “Share-Based Compensation” to our audited financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the Commission on February 22, 2017. The fair value of awards made to each named executive officer in 2016 is set forth under “Summary Compensation Table.”

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the Commission, and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Since its formation in October 2006, Michael Sweeney has served as chair of the compensation committee. Paul H. Stebbins has served on the compensation committee since his appointment to the board of directors in December 2006. William J. Post has served on the compensation committee since July 2010. Richard D. Chapman has served on the compensation committee since July 2012.

The compensation committee is comprised solely of non-associate directors who are each: (i) independent as defined under the NASDAQ listing standards, (ii) a non-associate director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code.

With a keen sense of awareness of its fiduciary obligations, the compensation committee actively engages management and reviews data on (i) the relationship between our incentive compensation programs and our long-term strategic goals, (ii) the impact of any individual compensation changes on total compensation (including reviewing executive tally sheets), and (iii) the possibility that any particular program or arrangement could incentivize inappropriate risk-taking behaviors. The compensation committee believes that our compensation philosophy is appropriate and that our incentive compensation programs are important tools that allow all associates, including management, to successfully focus on matters critical to our long-term success.

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Members of the Compensation Committee

Michael Sweeney (Chair)
Richard D. Chapman
William J. Post
Paul H. Stebbins

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth information with respect to compensation earned for the years ended December 31, 2016, 2015 and 2014, respectively, by each of our named executive officers, except in the cases of Mr. deJong and Mr. Bradley, who were not named executive offices in 2015 or 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
James A. Hughes (5)	2016	527,564	—		2,800,048	538,914	(6)	408,036	4,274,562
Former Chief Executive Officer	2015	859,615	—		2,000,004	1,657,500		10,600	4,527,719
	2014	750,000	—		2,000,011	1,015,725		10,400	3,776,136
Mark R. Widmar	2016	650,000	—		3,172,811	796,875		10,600	4,630,286
Chief Executive Officer	2015	571,154	—		873,044	715,000		10,600	2,169,798
	2014	550,000	—		800,028	485,100		10,400	1,845,528
Georges J. Antoun	2016	549,999	—		1,846,548	382,500		10,600	2,789,647
Chief Commercial Officer	2015	571,154	—		863,055	715,000		10,600	2,159,809
	2014	550,000	—		800,028	485,100		10,400	1,845,528
Joseph G. Kishkill (7)	2016	254,462	—		1,203,058	—		530,267	1,987,787
Former President, International	2015	447,692	—		738,009	429,000		25,418	1,640,119
	2014	400,000	—		610,052	274,400		10,400	1,294,852
Raffi Garabedian	2016	485,231	—		1,697,562	382,500		10,600	2,575,893
Chief Technology Officer	2015	452,365	—		718,031	429,000		10,600	1,609,996
	2014	417,490	—		500,032	311,973		10,400	1,239,895
Philip Tymen deJong (8)	2016	478,044	—		1,893,558	382,500		10,600	2,764,702
Chief Operating Officer	2015	—	—		—	—		—	—
	2014	—	—		—	—		—	—
Alexander R. Bradley (9)	2016	371,255	40,000	(10)	260,057	270,938		10,600	952,850
Chief Financial Officer	2015	—	—		—	—		—	—
	2014	—	—		—	—		—	—

Name	Year	Severance ($)		401(k) Matching Contribution ($)	Insurance Benefits ($)		Other ($)	Total All Other Compensation ($)
James A. Hughes	2016	397,436	(11)	10,600	—		—	408,036
	2015	—		10,600	—		—	10,600
	2014	—		10,400	—		—	10,400
Mark R. Widmar	2016	—		10,600	—		—	10,600
	2015	—		10,600	—		—	10,600
	2014	—		10,400	—		—	10,400
George J. Antoun	2016	—		10,600	—		—	10,600
	2015	—		10,600	—		—	10,600
	2014	—		10,400	—		—	10,400
Joseph G. Kishkill	2016	500,000	(12)	10,600	19,667	(13)	—	530,267
	2015	—		10,600	14,818	(13)	—	25,418
	2014	—		10,400	—		—	10,400
Raffi Garabedian	2016	—		10,600	—		—	10,600
	2015	—		10,600	—		—	10,600
	2014	—		10,400	—		—	10,400
Philip Tymen deJong	2016	—		10,600	—		—	10,600
	2015	—		—	—		—	—
	2014	—		—	—		—	—
Alexander R. Bradley	2016	—		10,600	—		—	10,600
	2015	—		—	—		—	—
	2014	—		—	—		—	—

(1)	Salary represents actual salary earned during each applicable year, and includes base salary and actual payments for vacation and holidays.
(2)
The amounts reported in these columns reflect the aggregate grant date fair value of these awards computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions and methodologies used in the calculations of these amounts for 2016 are set forth in Note 18 “Share-Based Compensation” to the audited financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the Commission on February 22, 2017. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our executive officers is generally recognized over the vesting periods applicable to the awards. The Commission disclosure rules require that we present the stock award amounts in the applicable column of the table above using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). For a discussion of specific stock awards granted during 2016, see also “Grants of Plan-Based Equity Awards” below and the narrative discussion that follows.

(3)
For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis – Components of 2016 Executive Compensation” and “Compensation Discussion and Analysis – 2016 Compensation Decisions – Cash Incentive Compensation.”

(4)	The components of All Other Compensation are provided in the above table for 2016, 2015, and 2014.
(5)	Mr. Hughes’ employment with us ceased on September 1, 2016.
(6)	Represents the 2016 bonus prorated for the period from January 1, 2016 to June 30, 2016, paid at such time as bonuses were paid to other associates on March 3, 2017.
(7)	Mr. Kishkill’s employment with us ceased on June 30, 2016.
(8)	Mr. deJong’s employment with us commenced on January 27, 2010. He was not a named executive officer within the meaning of the Exchange Act in 2014 or 2015.
(9)
Mr. Bradley’s employment with us commenced on May 8, 2008. He was not a named executive officer within the meaning of the Exchange Act in 2014 or 2015. The salary amount for Mr. Bradley for 2016 reflects base salary of $289,524 that was earned prior to his promotion to Chief Financial Officer and base salary of $81,731 for the remainder of 2016 that was earned as Chief Financial Officer.

(10)	Represents a one-time discretionary cash bonus of $40,000 paid to Mr. Bradley in recognition of his tenure as interim Chief Financial Officer.
(11)	Represents severance equal to the remaining portion of Mr. Hughes’ base salary payments through April 1, 2017, payable as a lump sum.
(12)
Represents severance equal to one year of Mr. Kishkill’s annual base salary, payable over the 12 months following termination, beginning in July 2016. Of this amount, $250,000 was paid in 2016, and $250,000 will be paid in 2017.

(13)	Mr. Kishkill received reimbursement from the Company for premiums paid in 2016 and 2015 under an Argentinean family medical plan.

Grants of Plan-Based Equity Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2016. Unless otherwise noted in the table below, the restricted stock units granted in 2016 vest over four years at a rate of 25% per year, commencing on the first anniversary of the grant date. No stock options were granted in 2016. The minimum award (below threshold performance) under the cash plan-based award program was $0.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock Awards ($)(2)
	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
James A. Hughes	RSU	3/8/16				41,873	66.87	2,800,048
Mark R. Widmar	RSU	3/8/16				18,335	66.87	1,226,061
	RSU	7/1/16				25,000	48.49	1,212,250
	RSU (3)	11/21/16				25,000	29.38	734,500
	Annual Cash		468,750	937,500	1,875,000
Georges J. Antoun	RSU	3/8/16				16,630	66.87	1,112,048
	RSU (3)	11/21/16				25,000	29.38	734,500
	Annual Cash		247,500	495,000	990,000
Joseph G. Kishkill	RSU	3/8/16				17,991	66.87	1,203,058
Raffi Garabedian	RSU	3/8/16				14,402	66.87	963,062
	RSU (3)	11/21/16				25,000	29.38	734,500
	Annual Cash		225,000	450,000	900,000
Philip Tymen deJong	RSU	3/8/16				17,333	66.87	1,159,058
	RSU (3)	11/21/16				25,000	29.38	734,500
	Cash		225,000	450,000	900,000
Alexander R. Bradley	RSU	3/8/16				3,889	66.87	260,057
	Cash		159,375	318,750	637,500

(1)
For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis – Components of 2016 Executive Compensation” and “Compensation Discussion and Analysis – 2016 Compensation Decisions – Cash Incentive Compensation – Annual Bonus Program.”

(2)
The grant date fair value of the stock awards was determined in accordance with ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 18 “Share-Based Compensation” to the audited financial statements for year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the Commission on February 22, 2017.

(3)	Vests 33% on July 21, 2017, 33% on March 21, 2018, and 34% on November 21, 2018, with one year’s additional vesting credit afforded in the event of in-service death.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding stock awards held by our named executive officers at December 31, 2016.

		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
James A. Hughes		—		—
Total		—		—
Mark R. Widmar	3/13/13	8,364		268,401
	3/5/14	6,878		220,715
	3/5/15	10,619		340,764
	3/8/16	18,335		588,370
	7/1/16	25,000		802,250
	11/21/16	25,000	(3)	802,250
Total		94,196		3,022,750
Georges J. Antoun	3/13/13	13,940		447,335
	3/5/14	6,878		220,715
	3/5/15	10,497		336,849
	3/8/16	16,630		533,657
	11/21/16	25,000	(3)	802,250
Total		72,945		2,340,806
Joseph G. Kishkill		—		—
Total		—		—
Raffi Garabedian	3/13/13	9,293		298,212
	3/5/14	4,299		137,955
	3/5/15	8,733		280,242
	3/8/16	14,402		462,160
	11/21/16	25,000	(3)	802,250
Total		61,727		1,980,819
Philip Tymen deJong	3/13/13	3,717		119,279
	3/5/14	3,439		110,358
	3/5/15	6,471		207,654
	3/8/16	17,333		556,216
	11/21/16	25,000	(3)	802,250
Total		55,960		1,795,757
Alexander R. Bradley	3/13/13	2,904		93,189
	3/5/14	1,462		46,916
	3/5/15	2,433		78,075
	8/5/15	2,889		92,708
	3/8/16	3,889		124,798
		13,577		435,686

(1)	Unless otherwise noted, the restricted stock units vest 25% annually, subject to the named executive officer’s continued employment.
(2)
The market value was calculated using the closing market price on December 30, 2016 of $32.09 per share, which was the closing price of our common stock on December 30, 2016, the last trading day in 2016.

(3)	The restricted stock units for this grant vest 33% on July 21, 2017, 33% on March 21, 2018, and 34% on November 21, 2018, subject to the named executive officer’s continued employment.

Stock Vested

The following table provides information, on an aggregate basis, with respect to stock awards that vested during the year ended December 31, 2016 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James A. Hughes	424,855	21,399,037
Mark R. Widmar	216,412	11,413,212
Georges J. Antoun	213,909	10,955,228
Joseph G. Kishkill	102,004	5,126,648
Raffi Garabedian	108,869	5,758,570
Philip Tymen deJong	108,868	5,720,572
Alexander R. Bradley	8,548	577,482

(1)
For a description of vesting of restricted stock units see “Compensation Discussion and Analysis – Components of 2016 Executive Compensation” and “Compensation Discussion and Analysis – 2016 Compensation Decisions – Equity-Based Compensation.”

Pensions and Nonqualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits (other than a tax-qualified 401(k) plan benefit) or other nonqualified deferred compensation arrangements that could be characterized as nonqualified deferred compensation arrangements under Section 409A of the Code.

Employment Agreements and Arrangements

Although some of our employment agreements include specific provisions subjecting only certain payments thereunder to clawback to the extent required by law, as a result of our adoption of a broadly applicable clawback policy, certain payments to our executives under each of the agreements below are subject to clawback to the extent required by applicable law.

James A. Hughes

Effective as of May 3, 2012, we entered into an amended and restated employment agreement with Mr. James A. Hughes in connection with our appointment of Mr. Hughes as our Chief Executive Officer. Under the terms of his employment agreement, during 2016 Mr. Hughes was entitled to an annual base salary as described under “2016 Compensation Decisions – Base Salary,” the opportunity to participate in our annual bonus program with a target annual bonus of 150%, as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Cash Incentive Compensation,” other senior level incentive programs (subject to such clawbacks as may be required by law), standard employee benefits, and four weeks of vacation.

Effective as of June 30, 2016, we entered into the second amendment to the employment agreement with Mr. Hughes in connection with Mr. Hughes’ transition to his role as an advisor to the Company, which provided for a base salary of $500,000 in respect of such service through April 1, 2017. As of June 30, 2016, he was entitled to payment of his earned and unused (and unforfeited) vacation. Under the amendment, Mr. Hughes was entitled to receive a lump sum payment equal to $397,436, which represented his remaining base salary payments through April 1, 2017, as well as vesting credit through the end of the term for his outstanding restricted stock unit awards, as if he had remained employed through April 1, 2017. In connection with the amendment, Mr. Hughes’ Change-in-Control Severance Agreement, dated as of March 19, 2012, and amended as of August 1, 2013, was terminated. The amended employment agreement further provided that Mr. Hughes must sign a release in favor of the Company in order to receive severance payments. Mr. Hughes signed the release and received his lump sum severance payment.

In addition to the foregoing, we agreed to pay Mr. Hughes a prorated 2016 bonus with respect to the January 1, 2016 to June 30, 2016 period, based on achievement of the applicable performance targets determined in respect of such six-month period, which was paid at such time as bonuses were paid to other associates.

Mr. Hughes is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Mr. Hughes will not compete with the Company or solicit Company associates during the two-year period after termination of his employment for any reason (the period after the respective termination date of an employee by the Company, such employee’s “Restricted Period”).

On September 1, 2016, Mr. Hughes and the Company mutually agreed that Mr. Hughes would no longer serve in an advisory capacity with the Company and he resigned effective, as of that date, from the board of directors.

Mark R. Widmar

Effective as of April 4, 2011, we entered into an employment agreement with Mr. Mark R. Widmar to serve as our Chief Financial Officer. Effective as of July 1, 2016, we entered into an amendment to the employment agreement, reflecting Mr. Widmar’s appointment as Chief Executive Officer and (i) increasing Mr. Widmar’s current annual base salary from $550,000 to $750,000, (ii) increasing Mr. Widmar’s current annual bonus target from 100% to 125%, (iii) granting Mr. Widmar 25,000 restricted stock units under the 2015 Omnibus Plan, such grant effective as of July 1, 2016 and subject to vesting in equal installments on each of the first four anniversaries of the grant date, and (iv) increasing the severance period over which Mr. Widmar’s salary would continue to be paid from 12 months to 24 months. In addition, the amendment increased the Restricted Period under his non-competition and non-solicitation agreement from 12 months to 24 months. Further, the amendment provided that, under Mr. Widmar’s Change-in-Control Severance Agreement, the vesting of Mr. Widmar’s equity awards granted on or after July 1, 2016 will accelerate only if he incurs a “Qualifying Termination” in connection with the change in control. Under Mr. Widmar’s Change-in-Control Severance Agreement, as amended, a “Qualifying Termination” generally means a termination of Mr. Widmar’s employment within two years following a change in control, either by the Company without “cause” (other than due to death or disability) or by Mr. Widmar for “good reason” (as such terms are defined in the agreement).

Under the terms of his employment agreement, during 2016 Mr. Widmar was entitled to the opportunity to participate in the senior level incentive programs (subject to such clawbacks as may be required by law) and to receive standard employee benefits and four weeks of vacation.

Our amended employment agreement with Mr. Widmar provides that, in the event Mr. Widmar’s employment is terminated by us without “cause,” Mr. Widmar is eligible to receive the following: (i) severance equal to two years of his annual base salary, payable over the 24 months following termination, (ii) continued medical benefits until the earlier of one year following termination or his coverage under the medical benefit plan of another employer, and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in clause (iii) above also applies if Mr. Widmar’s employment terminates due to his death or disability. In the event of termination of Mr. Widmar’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. Widmar timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Widmar is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Mr. Widmar will not compete with the Company or solicit Company associates during a two-year Restricted Period.

Mr. Widmar has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control – Potential Payments Upon a Change in Control – Change in Control Severance Agreements.”

Georges J. Antoun

Effective as of July 1, 2012, we entered into an employment agreement with Mr. Georges J. Antoun to serve as our Chief Operating Officer. Effective July 1, 2016, Mr. Antoun was appointed to the Chief Commercial Officer position. Under the terms of his employment agreement, during 2016 Mr. Antoun was entitled to an annual base salary as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Base Salary,” the opportunity to participate in our annual bonus program with a target annual bonus of 90% (which was reduced from 100% and is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Cash Incentive Compensation,” other senior level incentive programs (subject to such clawbacks as may be required by law), standard employee benefits, and four weeks of vacation.

Our employment agreement with Mr. Antoun provides that, in the event Mr. Antoun’s employment is terminated by us without “cause” or by Mr. Antoun for “good reason,” Mr. Antoun is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination or his coverage under the medical benefit plan of another employer, and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in clause (iii) above also applies if Mr. Antoun’s employment terminates due to his death or disability. In the event of termination of Mr. Antoun’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. Antoun timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Antoun is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Mr. Antoun will not compete with the Company or solicit Company associates during a one-year Restricted Period.

Mr. Antoun has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control – Potential Payments Upon a Change in Control – Change in Control Severance Agreements.”

Joseph G. Kishkill

Effective as of September 9, 2013, we entered into an employment agreement with Mr. Joseph G. Kishkill to serve as our Chief Commercial Officer. Effective July 1, 2015, Mr. Kishkill was appointed President, International. Under the terms of his employment agreement, during 2016 Mr. Kishkill was entitled to an annual base salary as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Base Salary,” the opportunity to participate in our annual bonus program with a target annual bonus of 75% (which was subsequently increased to 90% and is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Cash Incentive Compensation,” other senior level incentive programs (subject to such clawbacks as may be required by law), standard employee benefits, and four weeks of vacation.

Effective June 30, 2016, Mr. Kishkill’s employment with the Company was terminated without cause. Under his employment agreement, Mr. Kishkill was entitled to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination or his coverage under the medical benefit plan of another employer, and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. He was also entitled to payment of his earned and unused (and unforfeited) vacation. The employment agreement further provided that Mr. Kishkill sign a release in favor of the Company in order to receive the severance and accelerated vesting benefits described in clauses (i) and (iii) above. Mr. Kishkill signed the release and received his salary continuation and accelerated vesting benefits.

Mr. Kishkill is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Mr. Kishkill will not compete with the Company or solicit Company associates during a one-year Restricted Period.

Raffi Garabedian

Effective as of May 1, 2012, we entered into an employment agreement with Mr. Raffi Garabedian, to reflect his promotion to Chief Technology Officer. Under the terms of his employment agreement, during 2016 Mr. Garabedian was entitled to an annual base salary as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Base Salary,” the opportunity to participate in our annual bonus program with a target annual bonus of 75% (which was subsequently increased to 90% and is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Cash Incentive Compensation,” other senior level incentive programs, standard employee benefits, and four weeks of vacation.

Our employment agreement with Mr. Garabedian provides that, in the event Mr. Garabedian’s employment is terminated by us without “cause,” Mr. Garabedian is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer, and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in clause (iii) above also applies if Mr. Garabedian’s employment terminates due to his death or disability. In the event of termination of Mr. Garabedian’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. Garabedian’s timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Garabedian is also subject to an intellectual property agreement that includes confidentiality, non-competition, and non-solicitation provisions, which provide that Mr. Garabedian will not compete with the Company or solicit Company associates during a one-year Restricted Period.

Mr. Garabedian has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control – Potential Payments Upon a Change in Control – Change in Control Severance Agreements.”

Philip Tymen deJong

Effective as of July 25, 2011, we entered into an employment agreement with Mr. Tymen deJong to serve as our Senior Vice President, Operations. Effective July 1, 2015, Mr. deJong was appointed to the Chief Operations Officer position. Under the terms of his employment agreement, during 2016 Mr. deJong was entitled to an annual base salary as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Base Salary,” the opportunity to participate in our annual bonus program with a target annual bonus of 75% (which was subsequently increased to 90% and is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Cash Incentive Compensation,” other senior level incentive programs, standard employee benefits, and four weeks of vacation.

Our employment agreement with Mr. deJong provides that, in the event Mr. deJong’s employment is terminated by us without “cause,” Mr. deJong is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer, and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in clause (iii) above also applies if Mr. deJong’s employment terminates due to his death or disability. In the event of termination of Mr. deJong’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. deJong’s timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. deJong is also subject to an intellectual property agreement that includes confidentiality, non-competition, and non-solicitation provisions, which provide that Mr. deJong will not compete with the Company or solicit Company associates during a one-year Restricted Period.

Mr. deJong has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control – Potential Payments Upon a Change in Control – Change in Control Severance Agreements.”

Alexander R. Bradley

Effective as of October 24, 2016, we entered into an employment agreement with Mr. Alexander R. Bradley to serve as our Chief Financial Officer. Under the terms of his employment agreement, during 2016 Mr. Bradley was entitled to an annual base salary as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Base Salary,” the opportunity to participate in our annual bonus program with a target annual bonus of 75% (which is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis – 2016 Compensation Decisions – Cash Incentive Compensation,” other senior level incentive programs, standard employee benefits, and four weeks of vacation.

Our employment agreement with Mr. Bradley provides that, in the event Mr. Bradley’s employment is terminated by us without “cause,” Mr. Bradley is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer, and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in clause (iii) above also applies if Mr. Bradley’s employment terminates due to his death or disability. In the event of termination of Mr. Bradley’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. Bradley’s timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Bradley is also subject to an intellectual property agreement that includes confidentiality, non-competition, and non-solicitation provisions, which provide that Mr. Bradley will not compete with the Company or solicit Company associates during a one-year Restricted Period.

Mr. Bradley has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control – Potential Payments Upon a Change in Control – Change in Control Severance Agreements.”

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination of Employment (Other Than in the Context of a Change in Control)

The table below reflects the estimated amount of compensation payable to each of the named executive officers in the event of termination of such executive’s employment as of December 31, 2016, and, in the case of Messrs. Hughes and Kishkill, the actual amount of such payments. The amount of compensation payable to each named executive officer upon involuntary termination without “cause” (or, for Mr. Antoun, a resignation for “good reason”) and termination due to disability or death of the executive, in each case, other than in connection with a change in control, is shown below. The amounts shown assume that such termination was effective as of December 31, 2016, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. Unless noted, for purposes of the calculations below, we have used a share value of $32.09 per share, which was the closing price of our common stock on December 30, 2016, the last trading day in 2016. None of the named executive officers are entitled to compensation upon a termination for “cause” (except for the value of any earned and unused (and unforfeited) vacation).

For descriptions relating to these payments and benefits, including any release, non-competition, non-solicitation, or similar requirements, see “Employment Agreements and Arrangements.” The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

Name	Involuntary Not for Cause Termination ($)(1)		Termination Due to Death or Disability ($)
James A. Hughes
Cash Severance	936,350	(2)	—
Health Coverage	—		—
Equity Treatment	1,759,130	(5)	—
Total	2,695,480		—
Mark R. Widmar
Cash Severance	1,500,000	(2)	937,500	(6)
Health Coverage	16,668	(3)	—
Equity Treatment	1,104,762	(4)	1,104,762	(4)
Total	2,621,430		2,042,262
Georges J. Antoun
Cash Severance	550,000	(2)	495,000	(6)
Health Coverage	18,295	(3)	—
Equity Treatment	1,068,148	(4)	1,068,148	(4)
Total	1,636,443		1,563,148
Joseph G. Kishkill
Cash Severance	500,000	(2)	—
Health Coverage	16,954	(3)	—
Equity Treatment	632,906	(5)	—
Total	1,149,860		—
Raffi Garabedian
Cash Severance	500,000	(2)	450,000	(6)
Health Coverage	16,586	(3)	—
Equity Treatment	840,918	(4)	840,918	(4)
Total	1,357,504		1,290,918
Philip Tymen deJong
Cash Severance	500,000	(2)	450,000	(6)
Health Coverage	18,295	(3)	—
Equity Treatment	647,512	(4)	647,512	(4)
Total	1,165,807		1,097,512
Alexander R. Bradley
Cash Severance	425,000	(2)	318,750	(6)
Health Coverage	5,973	(3)	—
Equity Treatment	204,798	(4)	204,798	(4)
Total	635,771		523,548

(1)	For Mr. Antoun, amounts reflected in these columns would also be payable upon a resignation for “good reason.”
(2)
Estimates based on aggregate payments made over the severance period, which period for Mr. Widmar is 24 months and for all other executives is 12 months. Mr. Hughes’ received a lump-sum cash severance payment of $397,436, which represented his remaining base salary payments from September 1, 2016 (his date of termination) through April 1, 2017 and a pro-rata 2016 cash bonus payment of $538,914 for the period from January 1, 2016 through June 30, 2016. Mr. Kishkill received severance equal to one year of his annual base salary, payable over the 12 months following termination.

(3)
Represents maximum aggregate value of continued health benefit coverage based on 2016 costs for this benefit, to be provided over the health benefit continuation period, which is 12 months for all named executive officers.

(4)
Amounts are estimates, based on the aggregate value of 12 months’ acceleration of the vesting of time-based equity-based awards outstanding on December 31, 2016, as provided under the terms of each named executive officer's employment agreement.

(5)
Represents the fair value of the shares that vested in accordance with the equity acceleration provisions of their employment agreements on the date of employment termination as follows: Mr. Hughes, 45,763 shares on September 1, 2016; and Mr. Kishkill, 13,055 shares on June 30, 2016.

(6)
Our 2016 annual cash incentive compensation plan requires that all associates be employed on the bonus payout date with the following exceptions: retirement, death, and long-term disability. These exceptions allow for eligibility of a pro-rated award based on days of service completed during the performance year. Calculation is shown as target payout of 1X assuming employment through the bonus payout date.

Potential Payments Upon a Change in Control

Consequences of Change in Control Under Equity-Based Compensation Plans. The 2015 Omnibus Plan (and its predecessor, the 2010 Omnibus Plan) provides that, unless otherwise provided in an award agreement, or unless provision is made in connection with the change of control (as defined below) for assumption of, or substitution for, awards previously granted, in the event of a change of control, any equity awards outstanding as of the date of the change of control shall be treated as follows as of the date immediately prior to the change of control: (i) awards subject only to time-based vesting criteria would become (or would be deemed) fully vested and/or exercisable, and all restrictions and forfeiture provisions related thereto would lapse, as applicable, and (ii) all performance units, cash incentive awards and other awards designated as performance compensation awards would be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained.

The term “change of control” in the 2010 Omnibus Plan is defined generally as the occurrence of any of the following events:

•	During any period of 24 consecutive months, a change in the composition of a majority of the board of directors that is not supported by a majority of the incumbent board of directors;

•
The consummation of a merger, reorganization or consolidation, or sale or other disposition of all or substantially all of the total gross fair market value (determined without regard to liabilities) of our assets, subject to certain exceptions for transactions that would not constitute a change in control; or

•
The approval by our stockholders of a plan of our complete liquidation or dissolution; or an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified stockholders, with exceptions for certain acquisitions.

The term “change of control” in the 2015 Omnibus Plan is defined generally as the occurrence of any of the following events:

•
During any period of 24 consecutive months, individuals who were members of the board of directors at the beginning of such period cease at any time during such period for any reason to constitute at least a majority of the board of directors;

•
The consummation of (i) a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving (x) the Company or (y) any of its subsidiaries, (but in the case of this clause (y) only if voting securities of the Company are issued or issuable in connection with such transaction) or (ii) a sale or other disposition of all or substantially all the assets of the Company, in each case, unless following which (A) the stockholders of the Company as of just prior to such consummation continue to own in substantially the same proportions more than 50% of the combined voting power of the surviving entity (disregarding any interests in the surviving entity that such stockholders owned before such consummation), (B) no person (excluding employee benefit plans or related trusts and specified shareholders (defined below)) owns 20% or more of the combined voting power of the surviving entity, and (C) a majority of the members of the board of directors of the surviving entity were members of the Company’s board of directors as of the time such transaction was agreed upon or approved;

•
The approval by our stockholders of a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in the preceding bullet that does not otherwise constitute a change of control; or

•
The date that any legal person, corporation or other entity or group (as defined) other than any “specified shareholder” becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of that is equal to or greater than 30%.

Change in Control Severance Agreements. We have entered into CIC Agreements with our executive officers and certain senior management, including each of our named executive officers. As of July 2013, our compensation committee determined that such CIC Agreements will no longer provide for full vesting of unvested time-vested equity-based compensation upon a change in control of the Company and will instead provide for vesting of such equity-based compensation only upon a termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Consistent with the decision, pursuant to the CIC Agreement entered into with Messrs. Widmar and Bradley, on July 1, 2016 and October 24, 2016, respectively, if a change in control occurs (substantially as defined in the 2015 Omnibus Plan, except that a change in control will only be deemed to have occurred if such change in control constitutes a change in the ownership or effective control of the Company or a change in the ownership or a substantial portion of the assets of the Company within the meaning of Section 409A of the Code), Messrs. Widmar and Bradley will only become entitled to accelerated vesting of all equity-based, long-term incentive awards (other than awards which by their express terms do not accelerate under the CIC Agreements) upon termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Under the legacy CIC Agreements with Messrs. Antoun, deJong, and Garabedian, if a change in control occurs (substantially as defined in the 2010 Omnibus Plan, except that, pursuant to an August 2013 amendment to such CIC Agreements, a change in control will only be deemed to have occurred if such change in control constitutes a change in the ownership or effective control of the Company or a change in the ownership or a substantial portion of the assets of the Company within the meaning of Section 409A of the Code), the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive awards (other than awards which by their express terms do not accelerate under the CIC Agreements).

Named executive officers who are party to a CIC Agreement will also be entitled to severance payments and benefits if, in the case of each named executive officer other than Messrs. Widmar and Bradley, the executive’s employment with the Company is terminated in anticipation of a change in control or if, with respect to each named executive officer, during the two-year period after a change in control, the executive’s employment is terminated without “cause” or the executive resigns for “good reason” (which includes material changes in an executive’s duties, responsibilities, or reporting relationships; failure to provide equivalent compensation and benefits; and being required to relocate 50 or more miles) (such termination, a “qualifying termination”). If terminated or separated from the Company under those circumstances, the executive would be entitled to the following additional benefits under the CIC Agreement:

•	a lump-sum cash severance payment equal to two times the sum of (i) the executive’s annual base salary (without regard to any reduction giving rise to “good reason”) and (ii) the greater of –

◦	the executive’s target annual bonus for the year of termination; or

◦
the average of the annual cash bonuses payable to the executive in respect of the three full calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he or she has been employed;

•	a pro-rated target annual bonus;

•	the continuation of, or reimbursement for, medical and dental benefits for 18 months after termination of employment; and

•	reimbursement for the cost of executive-level outplacement services (subject to a $20,000 limit).

Pursuant to Messrs. Widmar and Bradley’s CIC Agreements, as well as the August 2013 amendment to the legacy CIC Agreements, the lump-sum cash severance payment and the 18-month medical and dental reimbursement period will be reduced by the severance payments payable and the period of time in which each executive receives benefits following termination, as applicable, pursuant to each executive’s employment agreement.

To obtain severance benefits under a CIC Agreement, an executive must first execute a separation agreement with the Company that includes a waiver and release of any and all claims against the Company. For terminations other than a qualifying termination following a change in control, the executive is entitled to accrued rights only.

As a result of our compensation committee’s decision in 2011 to no longer provide any newly hired executives with excise tax gross-up payments that may be triggered under Section 280G of the Code, we no longer have any legacy employment agreements with our named executive officers that allow for such tax gross-ups payments.

The table below shows the amounts that would be payable to each of the named executive officers who is party to a CIC Agreement in the event of a qualifying termination following a change in control, if a change in control and the qualifying termination had occurred on December 31, 2016, using a share value of $32.09 per share, which was the closing price of our common stock on December 30, 2016, the last trading day in 2016. Messrs. Hughes and Kishkill are not listed on the table below because their employment terminated before December 31, 2016.

The amounts do not include amounts payable pursuant to our contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

Name	Cash Severance Payment Amount ($)(1)	Value of Accelerated Equity Awards ($)(2)	Estimated Value of Medical and Welfare Benefits ($)(3)	Estimated Value of Outplacement Assistance ($)(4)	Total ($)
Mark R. Widmar	4,312,500	3,022,750	25,002	20,000	7,380,252
Georges J. Antoun	2,703,617	2,340,805	27,442	20,000	5,091,864
Raffi Garabedian	2,350,000	1,980,819	24,879	20,000	4,375,698
Philip Tymen deJong	2,350,000	1,795,756	27,442	20,000	4,193,198
Alexander R. Bradley	1,806,250	435,686	8,960	20,000	2,270,896

(1)
We will pay the executive an amount equal to two times the sum of (a) the executive’s annual base salary (without regard to any reduction giving rise to “good reason”) and (b) the greater of (i) the annual bonus or (ii) the average annual cash bonuses payable to the executive in respect of the three calendar years immediately preceding the calendar year that includes the termination date, or if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he/she has been employed. In addition, we will pay the executive a prorated bonus based on the number of days the executive was employed by the Company in the year containing the termination date.

(2)
All time-based equity awards for Messrs. Antoun, Garabedian, and deJong vest upon a change in control. The vesting for Mr. Widmar of all grants made prior to July 1, 2016 are subject to single-trigger vesting and all grants made after July 1, 2016 are subject to double-trigger vesting. The vesting of all time-based equity awards for Mr. Bradley is a “double-trigger” benefit, and such time-based equity awards vest only upon a termination without “cause” or for resignation for “good reason” within two years following a change in control (without regard to any qualifying termination) of the Company.

(3)	Estimated value of 18 months continued health benefits based on 2016 costs for these benefits.
(4)	Assumes a maximum payment of $20,000, which may be made for outplacement assistance.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Upon the recommendation of the nominating and governance committee of the board of directors, the board of directors has nominated for election at the annual meeting the following slate of eleven nominees. Information about these nominees is provided above under the heading “Directors.” Each of the nominees is currently serving as a director of the Company. We expect each nominee for election as a director at the annual meeting to be able to accept such nomination. If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to stand for election. If a substitute nominee is selected to stand for election, the proxy holders will vote shares with respect to the substitute nominee in accordance with the voting instructions received for the original nominee unless contrary instructions are duly provided.

Nominees

The board of directors has nominated for election to the board of directors the following eleven nominees:

Michael J. Ahearn
Sharon L. Allen
Richard D. Chapman
George A. Hambro
Craig Kennedy
James F. Nolan
William J. Post
J. Thomas Presby
Paul H. Stebbins
Michael Sweeney
Mark R. Widmar

Required Vote

For each of the eleven nominees, the affirmative vote of a majority of the votes cast for such nominee is required to elect such nominee as a director. A person shall be considered to have received a majority of the votes cast with respect to such person’s election only if the number of votes cast “FOR” such person’s election exceeds the number of votes cast “AGAINST” such person’s election, with “abstentions” and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” such person’s election and proxies received from a stockholder of record that do not indicate a specific choice counted as a vote cast “FOR” such person’s election. You may not accumulate your votes for the election of directors. If an incumbent director receives less than a majority of votes cast with respect to his or her election, such director shall promptly tender his or her resignation to the chairman of the board for consideration by the nominating and governance committee. See “Directors – Majority Vote Standard.”

Recommendation

The board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP

The audit committee of the board of directors is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The audit committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm continuously since 2006 and has also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services.” In order to ensure continuing auditor independence, the audit committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. The audit committee and the board of directors believe that the continued retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of holders of a majority of the stock represented and voting on such question. “Abstentions” will not be counted as a vote cast either “FOR” or “AGAINST” this proposal and proxies received from a stockholder of record that do not indicate a specific choice will be counted as a vote cast “FOR” this proposal.

Recommendation

The board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders with a non-binding advisory vote on executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. At our annual meeting of stockholders in 2011, the stockholders voted to hold a non-binding advisory vote on executive compensation every three years, as recommended by the board of directors.

Discussion

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program promotes a performance-based culture and aligns the interests of stockholders and executives through at-risk compensation tied to an appropriate balance of near-term and long-term objectives. We are dedicated to global leadership and to delivering superior stockholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with First Solar’s mission and strategic plan.

For the foregoing reasons, the board of directors recommends that stockholders vote in favor of the following non-binding resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement on Schedule 14A relating to the 2017 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure.”

Required Vote

The preference of the stockholders with respect to this non-binding advisory resolution will be determined based on the choice (“FOR” or “AGAINST”) receiving the greatest number of votes. “Abstentions” and “broker-non votes” will not be counted as a vote cast either “FOR” or “AGAINST” this non-binding advisory resolution and proxies received from a stockholder of record that do not indicate a specific choice will be voted “FOR” this non-binding advisory resolution. Because the vote is advisory, it will not be binding upon the board of directors. However, the board of directors and compensation committee will take into account the outcome of this advisory vote when considering future executive compensation arrangements. The vote on this non-binding advisory resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the executive compensation disclosure rules of the SEC.

Recommendation

The board of directors recommends a vote “FOR” the Company’s executive compensation as disclosed in this proxy statement.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing stockholders with a non-binding advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers. Accordingly, we are asking stockholders to vote on whether future advisory votes on named executive officer compensation should occur every one year, every two years, or every three years.

Discussion

After careful consideration of this proposal, the board of directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate policy for First Solar at this time, and therefore, the board of directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement and elsewhere in this proxy statement, our executive compensation programs are designed to promote a long-term connection between pay and performance, and accordingly, our core executive compensation philosophy does not vary significantly from year to year. We will continue to emphasize the focus of our executive compensation program on driving long-term, sustainable, and profitable growth and the design of the different program elements to act in an integrated manner so that it may properly be taken into account by stockholders in casting their advisory votes on executive compensation.

Required Vote

Stockholders will be able to specify one of four choices for this advisory vote: “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN.” The preference of the stockholders with respect to this advisory vote will be determined based on the advisory vote frequency receiving the greatest number of votes. “Abstentions” and “broker-non votes” will not be counted as a vote cast for this advisory vote and proxies received from a stockholder of record that do not indicate a specific choice will be voted for “THREE YEARS.” The stockholders are not voting to approve or reject the recommendation of the board of directors, and this advisory vote on the frequency of future advisory votes on executive compensation is not binding on the board of directors. However, the board of directors and compensation committee will take into account the outcome of this advisory vote when considering the future frequency of advisory votes on executive compensation. Notwithstanding its recommendation and the outcome of this advisory vote, the board of directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis, subject to applicable law, and may vary its practice regarding such advisory votes based on factors including discussions with stockholders and the adoption of material changes to our compensation programs.

Recommendation

The board of directors recommends a vote for submitting the advisory vote on the compensation of our named executive officers to stockholders every “THREE YEARS.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers, and holders of more than 10% of our common stock to file with the Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during the year ended December 31, 2016, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, except that, in respect of a purchase of shares by J. Thomas Presby on November 28, 2016, a Form 4 was inadvertently not timely filed. A related Form 5 was promptly filed on February 23, 2017 upon our discovery that the Form 4 filing in respect of Mr. Presby's purchase was delinquent, but because such discovery did not occur within 45 days after fiscal year end, the Form 5 was also not timely.

In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5 provided to us and the written representations of our directors, executive officers, and 10% stockholders.

OTHER MATTERS

It is not anticipated that any matters other than those described in this proxy statement will be brought before the annual meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

HOUSEHOLDING

The Commission permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We will promptly deliver a separate copy of the proxy materials to each stockholder who has been “householded” if he or she requests the Company to do so. If you desire to receive separate copies of any of our future proxy materials, or if you are receiving multiple copies of such proxy materials and would like to receive only one copy for your household, you should contact your brokerage firm, bank, broker-dealer, trust, or other nominee, or you may contact us by telephone at (602) 414-9300 or by mail at Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281. Our proxy materials are also available on the Internet free of charge at http://www.edocumentview.com/fslr.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2018 proxy statement must submit the proposal so that it is received by us no later than December 6, 2017. Commission rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Corporate Secretary, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at next year’s annual meeting of stockholders, our bylaws require that the stockholder notify us in writing on or before February 16, 2018, but no earlier than January 17, 2018, to be included in our materials relating to that meeting. Proposals received after February 16, 2018 will not be voted on at the annual meeting. In addition, such proposal must also include, among other things, a brief description of the business desired to be brought before the annual meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting; the name and address, as they appear on the Company’s books, of the stockholder proposing such business or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is being made; the class or series and number of shares of the Company which are beneficially owned or owned of record by the stockholder and the beneficial owner; any material interest of the stockholder in such business; and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to attend such meeting in person or by proxy to propose such business. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder’s notice must comply with additional provisions as set forth in our bylaws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would need to be disclosed in a proxy filing. Any such proposals should be directed to the Corporate Secretary, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the audit committee is not “soliciting material,” is not deemed “filed” with the Commission, and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee is comprised of four non-management directors, each of whom is independent as that term is defined in the NASDAQ Marketplace Rules and satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee was formed by a resolution of the board of directors on October 3, 2006 and held eight meetings during 2016.

The Audit Committee operates under a written Audit Committee Charter that was approved by the Audit Committee and approved by the board of directors.

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Company for the year ended December 31, 2016. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, as in effect on the date of this proxy statement.

PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and the Audit Committee discussed with PricewaterhouseCoopers LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors of the Company that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Submitted by the Members of the Audit Committee

Sharon L. Allen (Chair)
J. Thomas Presby (Vice Chair)
Craig Kennedy
Paul H. Stebbins

First Solar.

**IMPORTANT ANNUAL MEETING INFORMATION**

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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## Electronic Voting Instructions

**You can vote by Internet or telephone!**
**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

### Vote by Internet

- Go to **www.envisionreports.com/FSLR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and 3 years for Proposal 4.

1. Election of Directors:

| Nominee | For | Against | Abstain | Nominee | For | Against | Abstain | Nominee | For | Against | Abstain |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 - Michael J. Ahearn | ☐ | ☐ | ☐ | 02 - Sharon L. Allen | ☐ | ☐ | ☐ | 03 - Richard D. Chapman | ☐ | ☐ | ☐ |
| 04 - George A. Hambro | ☐ | ☐ | ☐ | 05 - Craig Kennedy | ☐ | ☐ | ☐ | 06 - James F. Nolan | ☐ | ☐ | ☐ |
| 07 - William J. Post | ☐ | ☐ | ☐ | 08 - J. Thomas Presby | ☐ | ☐ | ☐ | 09 - Paul H. Stebbins | ☐ | ☐ | ☐ |
| 10 - Michael Sweeney | ☐ | ☐ | ☐ | 11 - Mark R. Widmar | ☐ | ☐ | ☐ | | | | |

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2017. | ☐ | ☐ | ☐ |
| 3. Advisory vote to approve named executive officer compensation. | ☐ | ☐ | ☐ |

| Proposal | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. Advisory vote on the frequency of shareholder votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

### B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.**

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1 U P X 3 2 3 3 4 7 1

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02KAGD

The 2017 Annual Meeting of Stockholders of First Solar, Inc.
will be held on Wednesday, May 17, 2017, at 12:00 p.m., Eastern Time, virtually via the internet at
www.meetingcenter.io/257643858.

To access the virtual meeting, you must have the 15 digit number that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is FSLR2017.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

First Solar.

+

## Proxy — First Solar, Inc.

**2017 Annual Meeting of First Solar, Inc. Stockholders**
**May 17, 2017, 12:00 p.m. (Eastern Time)**

The undersigned hereby appoints Mark R. Widmar, Paul J. Kaleta and Jason E. Dymbort (the "proxies"), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held virtually via the internet on May 17, 2017, at 12:00 p.m., Eastern Time or at any adjournment thereof as stated on the reverse side.

**You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Unless you are voting via the Internet or telephone, the proxies cannot vote your shares unless you sign and return this card.**

**C Non-Voting Items**

**Change of Address** — Please print new address below.

| |
|---|
| |

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.**

+

First Solar.

**IMPORTANT ANNUAL MEETING INFORMATION**

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

**A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and 3 years for Proposal 4.**

1. Election of Directors:

| Nominee | For | Against | Abstain | Nominee | For | Against | Abstain | Nominee | For | Against | Abstain |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 - Michael J. Ahearn | ☐ | ☐ | ☐ | 02 - Sharon L. Allen | ☐ | ☐ | ☐ | 03 - Richard D. Chapman | ☐ | ☐ | ☐ |
| 04 - George A. Hambro | ☐ | ☐ | ☐ | 05 - Craig Kennedy | ☐ | ☐ | ☐ | 06 - James F. Nolan | ☐ | ☐ | ☐ |
| 07 - William J. Post | ☐ | ☐ | ☐ | 08 - J. Thomas Presby | ☐ | ☐ | ☐ | 09 - Paul H. Stebbins | ☐ | ☐ | ☐ |
| 10 - Michael Sweeney | ☐ | ☐ | ☐ | 11 - Mark R. Widmar | ☐ | ☐ | ☐ | | | | |

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. Advisory vote on the frequency of shareholder votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

**B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

1 U P X 3 2 3 3 4 7 2

02KAHC

The 2017 Annual Meeting of Stockholders of First Solar, Inc.
will be held on Wednesday, May 17, 2017, at 12:00 p.m., Eastern Time, virtually via the internet at www.meetingcenter.io/257643858.

To access the virtual meeting, you must refer to the "Questions and Answers About the Annual Meeting" section of the Proxy Statement.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

First Solar.

## Proxy — First Solar, Inc.

**2017 Annual Meeting of First Solar, Inc. Stockholders**
**May 17, 2017, 12:00 p.m. (Eastern Time)**

The undersigned hereby appoints Mark R. Widmar, Paul J. Kaleta and Jason E. Dymbort (the "proxies"), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held virtually via the internet at www.meetingcenter.io/257643858 on May 17, 2017, at 12:00 p.m., Eastern Time or at any adjournment thereof as stated on the reverse side. To access the annual meeting, please refer to the "Questions and Answers About the Annual Meeting" section of the proxy.

**You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. The proxies cannot vote your shares unless you sign and return this card.**